As filed with the Securities and Exchange Commission on
May 30, 2007

REGISTRATION NO.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 Amendment No. 1 to
FORM SB-2

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

M POWER ENTERTAINMENT, INC.
(Name of Small Business Issuer in its Charter)

Nevada	9995	76-0513297
(State or other jurisdiction Of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2602 Yorktown Place
Houston Texas 77056
(832)-284-4276
(Address, including zip code, and telephone number, including area code, of registrant~{!/~}s principal executive offices)

GARY F. KIMMONS
PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR
M POWER ENTERTAINMENT, INC.
2602 YORKTOWN PLACE
HOUSTON TEXAS 77056
(832)-284-4276

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of communications to:

RICHARD I. ANSLOW, ESQ.
ANSLOW & JACLIN, LLP
195 ROUTE 9 SOUTH, SUITE 204
MANALAPAN, NEW JERSEY 07726
TELEPHONE NO.: (732) 409-1212
FACSIMILE NO.: (732) 577-1188

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

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If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Number of Units/Shares to be Registered	Proposed Maximum Aggregate Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, par value $0.001(1)	52,511,728 (2)(3)	$.00036	$18,904	$0.58

Total	52,511,728		$18,904	$0.58

1. Represents 52,511,728 shares of common stock issuable in connection with the conversion of promissory notes in accordance with a Securities Purchase Agreement dated March 30, 2007 between us and AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millenium Capital Partners II, LLC, respectively. The price of $.00036 per share is being estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act and is based on the estimated conversion price of the callable secured convertible notes ($.0006 was the closing price on the date the transaction closed less a 40% discount).

2. The number of shares being registered for the conversion of the callable secured convertible notes is 52,511,728 representing approximately 1/3 of our 157,535,186 non-affiliate outstanding common shares issued and outstanding as of March 30, 2007.

3. None of the 52,511,728 shares being registered are shares that have been, or will be, received as liquidated damages or conversion default payments.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED MAY 30, 2007

M POWER ENTERTAINMENT, INC.
52,511,728 SHARES OF COMMON STOCK ISSUABLE UPON THE CONVERSION OF PROMISSORY NOTES

Our selling security holders are offering to sell 52,511,728 shares of common stock issuable upon the conversion of promissory notes.

THE COMPANY IS CONSIDERED TO BE IN UNSOUND FINANCIAL CONDITION. PERSONS SHOULD NOT INVEST UNLESS THEY CAN AFFIORD TO LOSE THEIR ENTIRE INVESTMENTS.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING ~{!0~}RISK FACTORS~{!1~} BEGINNING ON PAGE 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is: May 30, 2007

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ABOUT OUR COMPANY

History

We were incorporated in Delaware on February 26, 1988 under the name Technicraft Financial, Ltd. In October 1991, we changed our name to LBM-US, Inc. In August 1994, we acquired GK Intelligent Systems, Inc. and adopted that name.

During our initial years, our business was concentrated in advanced learning technology and products. However, we encountered difficulty securing the capital necessary to sustain our growth and brand our product. We closed our doors in June 1999 with approximately $4 million in outstanding debt. We then became dormant and had no operations until 2002. In 2002, we focused on debt elimination and corporate restructuring activities. These issues were essentially resolved by the end of 2002.

Current Business Activities

eDOORWAYS is a global platform for web-based community participation and co-creation. It's built on the principles of co-innovation with customers, sharing resources, and harnessing the power of mass collaboration to apply solutions within a local context. eDOORWAYS services include a real-time consumer problem solving gateway, lifestyle information source and online business-to-consumer marketplace. We plan to save consumers valuable time and money by uniting them with the global consumer community, retailers, and manufacturers in an effective new way. Through the assistance they provide consumers in solving lifestyle problems, small and mid-sized businesses are will be able to connect with consumers on a whole new level.

Our business strategy is to obtain revenue from ecommerce transactions and advertising services. Our brand idea is that people will act collaboratively to empower each other when the benefits are clearly perceived. With this in mind, our brand driver You, and the Power of the World reflects our belief that the eDOORWAYS brand is a key to individual and business empowerment in both the global and local contexts.

We are now at the beginning of a massive, worldwide change in habits, as more people get access to the Internet and learn how to use it. It is the convergence of new players on a new playing field developing new processes and habits for horizontal collaboration that will be the most important force shaping global economics and politics in the early twenty-first century.

The eDOORWAYS platform is where community and real-time problem solving to empower individuals and small businesses as they self-organize to design goods or services, create knowledge, or simply produce dynamic, shared experiences.

Summary Financial Data

The following summary financial data should be read in conjunction with ~{!0~}Management~{!/~}s Discussion and Analysis,~{!1~} ~{!0~}Plan of Operation~{!1~} and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from our December 31, 2006 and December 31, 2005 audited financial statements and our March31, 2007 unaudited financial statements and March 31, 2006 restated financial statements.

	For the year ended December 31, 2006	For the year ended December 31, 2005 Consolidated (Restated)	For the three month period ended March 31, 2007 (Unaudited)	For the three month period ended March 31, 2006 (Unaudited)
STATEMENT OF OPERATIONS

Revenues	$-	$-	$-	$-
Operating Expenses	$(2,160,044)	$(14,440,527)	$238,608	$1,340,538
Other Income (Expenses)	$(2,304,547)	$719,830	$505,029	$(14,277)
Net Income (Loss)	$(4,464,591)	$(13,857,736)	$221,421	$(1,354,815)
Net Income (Loss) Per Share	$(0.08)	$(0.71)	$0.01	$(0.03)

DISCLOSURE REGARDING OUR RECENT FINANCING AND CONVERSION OF NOTES AND EXERCISE OF WARRANTS

Terms of Financing Documents

Securities Purchase Agreement

On March 30, 2007 (the ~{!0~}Issuance Date~{!1~}), we entered into a Securities Purchase Agreement with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (the ~{!0~}Investors~{!1~}), whereby the Investors purchased an aggregate of (i) $165,000 in Callable Secured Secured Convertible Notes (the ~{!0~}Notes~{!1~}) and (ii) warrants to purchase 1,500,000 shares of our common stock (the ~{!0~}Warrants~{!1~}).

Under the Securities Purchase Agreement, we are obligated to pay all costs and expenses incurred by us in connection with the negotiation, preparation and delivery of the transaction documents, as well as the costs associated with registering the common shares underlying the Notes being offered in this Prospectus.

Future Capital Raising Limitations. The Company may not, without the prior written consent of a majority-in-interest of the Investors, negotiate or contract with any party to obtain additional equity financing (including debt financing with an equity component) involving the following:

1.  Issuance of common stock at a discount to the market price of such stock;

2.        Issuance of convertible securities that are convertible into an indeterminate number of shares of Common Stock; or

3.        Issuance of warrants during the ~{!0~}Lock-Up Period.~{!1~} The Lock-up Period begins on the Closing Date and extends until the later of (i) two hundred seventy (270) days from the Closing Date; or, (ii) one hundred eighty (180) days from the date the Registration Statement is declared effective (plus any days in which sales cannot be made thereunder).

In addition, Investors have a right of first refusal of any future equity offerings (including debt with an equity component) for the period beginning on the Closing and ending two (2) years after the end of the Lock-up Period (the ~{!0~}Right of First Refusal~{!1~}). The Right of First Refusal provides each Buyer Investor an option to purchase its pro rata share of the securities being offered in the future offering on the same terms as contemplated by such Future Offering. For purposes of the Securities Purchase Agreement, discussions relating to financing of the construction of studio facilities with investment banks, commercial banks, investment groups, development partners or individual investors shall not be considered engaging in equity financing.

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Notwithstanding the above, such limitations shall not apply to any transaction involving:

1.  issuances of securities in a firm commitment underwritten public offering (excluding a continuous offering pursuant to Rule 415 under the 1933 Act), an equity line of credit or similar financing arrangement) resulting in net proceeds to the Company of in excess of $15,000,000; or

2.        issuances of securities as consideration for a merger, consolidation or purchase of assets, or in connection with any strategic partnership or joint venture (the primary purpose of which is not to raise equity capital), or in connection with the disposition or acquisition of a business, product or license by the Company; .

The limitations also shall not apply to the issuance of securities upon exercise or conversion of the Company~{!/~}s options, warrants or other convertible securities outstanding as of the date hereof or to the grant of additional options or warrants, or the issuance of additional securities, under any Company stock option or restricted stock plan approved by the shareholders of the Company.

Furthermore, the limitations shall not apply in the event the Company~{!/~}s Board of Directors decides, in good faith, to enter into a transaction or relationship in which the Company issues shares of Common Stock or other securities of the Company to a person or any entity which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company received benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose business is investing in securities.

Liquidated Damages. We are liable to pay liquidated damages in shares or cash, at our election, equal to 3% of the outstanding amount of the Notes per month plus accrued and unpaid interest if we breach any (i) covenant set forth in the Securities Purchase Agreement, including the failure to comply with blue sky laws, timely file all public reports, use the proceeds from the sale of the Notes in the agreed upon manner, obtain written consent from the Investors to negotiate or contract with a party for additional financing, reserve and have authorized the required number of common shares or maintain the listing or quotation of our common shares on an exchange or automated quotation system; or (ii) representation or warranty regarding the condition of our company set forth in the Securities Purchase Agreement.

Security Agreement and Intellectual Property Security Agreement

In connection with the Securities Purchase Agreement and as security for the Notes, we executed a Security Agreement and an Intellectual Property Security Agreement granting the Investors a continuing security interest in, a continuing first lien upon, an unqualified right to possession and disposition of, and a right of set-off against, in each case to the fullest extent permitted by law, all of the Company~{!/~}s right, title and interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. Under the Security Agreement and Intellectual Property Security Agreement, events of default occur upon:

    The occurrence of an event of default (as defined in the Notes and listed below) under the Notes
    Any representation or warranty we made in the Security Agreement or in the Intellectual Property Security Agreement shall prove to have been incorrect in any material respect when made;
    The failure by us to observe or perform any of our obligations under the Security Agreement or Intellectual Property Security Agreement for ten (10) days after receipt of notice of such failure from the Investors; and
    Any breach of, or default under, the Warrants.

Warrants

Exercise Terms and Limitation. We simultaneously issued to the Investors seven (7) year Warrants to purchase 1,500,000 shares of our common stock at an exercise price of $0.0016. The Investors have contractually agreed to restrict their ability to exercise the Warrants and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such exercise does not exceed 4.99% of the then issued and outstanding shares of our common stock.

Cashless Exercise. If the shares of common stock underlying the Warrants are not registered, then the Investors are entitled to exercise the Warrants on a cashless basis without paying the exercise price in cash. In the event that the Investors exercise the Warrants on a cashless basis, then we will not receive any proceeds.

Anti-Dilution. The Warrants~{!/~} exercise price will be adjusted in certain circumstances such as if we issue common stock at a price below market price, except for any securities issued in connection with the Notes, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the Investors~{!/~} position.

Notes

Interest, Maturity and Conversion. The Notes bear interest at 8 percent per annum, mature three (3) years from the issuance date, and are convertible into shares of our common stock at the applicable percentage of the average of the lowest three (3) intraday trading prices for our shares of common stock during the twenty (20) trading day period prior to conversion, but not including the conversion date. The ~{!0~}Applicable Percentage~{!1~} means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty (30) days of the closing, and (ii) 60% in the event that the Registration Statement is declared effective by the SEC.

In the event of full conversion of the aggregate principal amount of the Notes of $165,000, we would have to register a total of 550,000,000 shares of common stock. This amount is calculated as follows:

The aggregate principal amount of the Notes is $165,000. The estimated conversion price of the Notes is $0.0003 based on the following: $0.0005 was the average of the lowest three (3) trading prices for our shares of common stock during the twenty (20) trading days prior to the Issuance Date (~{!0~}Average Common Stock Price~{!1~}), less a 40% discount. Thus, at a discounted price-per-share of $0.0003, 550,000,000 shares of the Company's common stock would be issuable upon conversion of $165,000 into common shares of the Company ("Conversion Shares") and would be registered.

There is no limit to the number of shares that we may be required to issue upon conversion of the Notes as it is dependent upon our share price, which varies from day to day. This could cause significant downward pressure on the price of our common stock. The following table shows the effect on the number of shares issuable upon full conversion, in the event the common stock price declines by 25%, 50% and 75% from its most recent trading price.

		Price Decreases By
	3/30/2007	25%	50%	75%
Average Common Stock Price (as defined above)	$0.0005	$0.000375	$0.00025	$0.000125
Conversion Price	$0.0003	$0.000225	$0.00015	$0.000075
100% Conversion Shares	550,000,000	733,333,333	1,100,000,000	2,200,000,000

Conversion Limitation. The Investors have contractually agreed to restrict their ability to convert the Notes and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such conversion does not exceed 4.99% of the then issued and outstanding shares of our common stock.

Call Option. The Notes have a call option, which provides us with the right to prepay the Notes in the event that no event of default exists, there are a sufficient number of shares available for conversion of the Notes and the market price is at or below $0.05 per share. Prepayments are to be made in cash equal to either (i) 120% of the outstanding principal and accrued interest for prepayments occurring within 30 days following the issue date of the Notes; (ii) 130% of the outstanding principal and accrued interest for prepayments occurring between 31 and 60 days following the issue date of the Notes; and (iii) 140% of the outstanding principal and accrued interest for prepayments occurring after the 60th day following the issue date of the Notes. To exercise this right, we must provide to the note holders prior written notice no less than two (2) business days before the exercise date.

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Partial Call Option. In the event that the average daily price of the common stock for each day of the month ending on any determination date is below $0.05 we have a partial call option which provides us with the right to prepay a portion of the outstanding principal amount of the Notes equal to 104 percent of the principal amount hereof divided by thirty-six (36) plus one month's interest. Exercise of this option will stay all conversions for the following month. The full principal amount of the Notes is due upon default under the terms of Notes. In addition, we have granted the Investors a security interest in substantially all of our assets and intellectual property as well as registration rights.

Anti-Dilution. The Notes~{!/~} conversion price will be adjusted in certain circumstances such as if we issue common stock at a price below market price, except for any securities issued in connection with the Notes, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the Investors~{!/~} position.

Default. An ~{!0~}Event of Default~{!1~} occurs if we:

    Fail to pay the principal or interest when due;
    Fail to issue shares of common stock upon receipt of a conversion notice;
    Fail to file a registration statement within 45 days following the Closing or fail to have the registration statement effective 135 days following the Closing;
    Breach any material covenant or other material term or condition in the Notes or the Securities Purchase Agreement;
    Breach any representation or warranty made in the Securities Purchase Agreement or other document executed in connection with the financing transaction;
    Fail to maintain the listing or quotation of our common stock on the OTCBB or an equivalent exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange;
    Apply for or consent to the appointment of a receiver or trustee for us or any of our subsidiaries or for a substantial part of our of our subsidiaries' property or business, or such a receiver or trustee shall otherwise be appointed;
    Have any money judgment, writ or similar process shall be entered or filed against us or any of our subsidiaries or any of our property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the Investors;
    Institute or have instituted against us or any of our subsidiaries any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors; or
    Default under any Note issued pursuant to the Securities Purchase Agreement.

Value of Shares Underlying Notes

The maximum aggregate dollar value of the 52,511,728 shares of common stock underlying the Notes that the Company has registered for resale is $15,753.52. This number is based on 1/3 of our 157,535,186 non-affiliate common shares common shares outstanding as of March 30, 2007 and the estimated conversion price per share of $0.0003 ($0.0005 was the average of the lowest three (3) trading prices for our common shares during the twenty (20) trading days prior to the Issuance Date, less a 40% discount).

The market price for the Company~{!/~}s common stock on the Issuance Date was $0.0006 per share based on the closing price that day. Using this market price per share, the maximum aggregate dollar value of the 52,511,728 common shares underlying the Notes that the Company has registered for resale is $31,507.04.

Fees and Payments Associated with Transaction

In connection with the recent financing and pursuant to a Structuring Agreement, we also paid to Lionheart Associates LLC d/b/a Fairhills Capital a fee of $16,500 (the ~{!0~}Finder~{!/~}s Fee~{!1~}).

The following table discloses the dollar amount of each payment (including the dollar value of any payments to be made in common stock) in connection with the financing transaction that the Company has paid, or may be required to pay to any Selling Stockholder, any affiliate of a Selling Stockholder, or any person with whom any Selling Stockholder has a contractual relationship regarding the transaction. The table also reflects the potential net proceeds to the Company from the sale of the Notes and the total possible payments to all selling shareholders and any of their affiliates in the first year following the sale of convertible notes. We intend to use all proceeds received in connection with the financing transaction for general corporate, business development and working capital purposes. For purposes of this table, we assumed that the aggregate of $165,000 in Notes were issued on March 30, 2007. There are no other persons with whom any Selling Stockholder has a contractual relationship with regarding the transaction.

Finder~{!/~}s Fee(1)	Structuring and Due Diligence Fees(2)	Maximum Possible Interest Payments(3)	Maximum Redemption Premium(4)	Maximum Possible Liquidated Damages(5)	Maximum First Year Payments(6)	Maximum Possible Payments(7)	Net Proceeds to Company(8)

$16,500	$15,000	$21,138.01	$246,826.01	$5,291.06	$16,659.44	$57,929.07	$133,500

(1)	The Company paid to Lionheart Associates a fee of $16,500 on March 30, 2007 for arranging the financing pursuant to a Structuring Agreement with Lionheart.

(2)	Pursuant to the Securities Purchase Agreement, the Company paid to The National Investment Resources, LLC $15,000 in structuring and due diligence fees in connection with the transaction.

(3)
Maximum amount of interest that can accrue assuming all Notes aggregating $165,000 were issued on March 30, 2007 and remain outstanding until the maturity date. Interest is payable quarterly provided that no interest shall be due and payable for any month in which the intraday trading price is greater than $0.05. The Company, at its option, may pay accrued interest in either cash or, in shares of its common stock.

(4)
Under certain circumstances we have the right to redeem the full principal amount of the Notes prior to the maturity date by repaying the principal and accrued and unpaid interest plus a redemption premium of 40%. This represents the maximum redemption premium the Company would pay assuming we redeem all of the Notes twelve (12) months from March 30, 2007.

(5)
Under the Stock Purchase Agreement, the maximum amount of liquidated damages that the Company may be required to pay for the twelve (12) months following the sale of all Notes is 3% of the outstanding principal and accrued and unpaid interest.

(6)
Total maximum payments that the Company may be required to pay to the Selling Stockholders for the twelve (12) months following the sale of all Notes, which is comprised of $11,368.38 in first year interest and $5,291.06 in liquidated damages. If we redeemed the Notes one year from the Issuance Date, then the total payments would be $428,485.45 which is calculated by adding the outstanding principal ($165,000), plus the total first year interest payments ($21,138.01), plus liquidated damages ($5,291.06), plus maximum redemption premium ($246,826.01).

(7)
Total maximum payments payable by Company, includes finder~{!/~}s fees of $16,500, structuring and due diligence fees of $15,000, maximum possible interest of $21,138.01 and maximum possible liquidated damages of $5,291.06. We also incurred $33,500 in legal fees for the transaction and filing of this registration statement, which would increase the possible maximum payments by Company to $81,429.07 and reduce the net proceeds to Company to $100,000.

(8)
Total net proceeds to the Company including the $16,500 finder~{!/~}s fees and $15,000 structuring and due diligence fees. We also incurred $33,500 in legal fees for the transaction and filing of this registration statement which would increase the possible maximum payments by Company to $81,429.07.

Total Possible Profit Selling Stockholders Could Realize

Notes

The following table discloses the total possible profit Selling Stockholders could realize as a result of the conversion discount for the securities underlying the Notes. For purposes of this table, we assumed that the aggregate of $165,000 in Notes were issued on March 30, 2007.

Market Price(1)	Conversion Price(2)	Shares Underlying Notes(3)	Combined Market Price of Shares(4)	Total Conversion Price(5)	Total Possible Discount to Market Price(6)

$0.0006	$0.0003	52,511,728	$31,507.04	$15,753.52	$15,753.52

(1)	Market price per share of our common stock on the Issuance Date (March 30, 2007).

(2)
The conversion price per share of our common stock underlying the Notes on the Issuance Date is calculated by the average of the lowest three (3) trading prices for our common shares during the twenty (20) trading days prior to the date the Notes were issued on March 30, 2007 ($0.0005 was the average), less a 40% discount.

(3)
Total number of shares of common stock underlying the Notes assuming full conversion as of the Issuance Date. Since the conversion price of the Notes may fluctuate as market prices fluctuate, the actual number of shares that underlie the Notes will also fluctuate.

(4)	Total market value of shares of common stock underlying the Notes assuming full conversion as of the Issuance Date based on the market price on the Issuance Date.

(5)	Total value of shares of common stock underlying the Notes assuming full conversion of the Notes as of the Issuance Date based on the conversion price.

(6)	Discount to market price calculated by subtracting the total conversion price (result in footnote (5)) from the combined market price (result in footnote (4)).

Warrants

We also issued to Selling Stockholders seven year Warrants to purchase an aggregate of 1,500,000 shares of our common stock, exercisable on a cashless basis provided we are not in default of the Notes with the aggregate exercise price of $900 if exercised on a cashless basis. The following table discloses the total possible profit Selling Stockholders could realize as a result of the cashless exercise of the Warrants.

Market Price(1)	Exercise Price(2)	Shares Underlying Warrants(3)	Combined Market Price(4)	Total Exercise Price(5)	Total Possible Discount to Market Price(6)

$0.0006	$0.0016	1,500,000	$900	$2,400	$0

(1)	Market price per share of our common stock on the Issuance Date (March 30, 2007).

(2)
The exercise price per share of our common stock underlying the Warrants is fixed at $0.0016 except that the Warrants contain anti-dilution protections which in certain circumstances may result in a reduction to the exercise price.

(3)
Total number of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date. Upon certain adjustments of the exercise price of the warrants, the number of shares underlying the warrants may also be adjusted such that the proceeds to be received by us would remain constant.

(4)	Total market value of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date based on the market price of the common stock on the Issuance Date.

(5)	Total value of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date based on the conversion price.

(6)
Discount to market price calculated by subtracting the total conversion price (result in footnote (5)) from the combined market price (result in footnote (4)). The result of an exercise of the Warrants at the exercise price and a sale at the market price would be a loss to the Selling Stockholder. Since the current closing price of our common stock is less than the Warrants~{!/~} exercise price, the Warrants are out of the money and no profit would be realized as of March 30, 2007.

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Combined Total Possible Profit Selling Stockholders Could Realize

The following table summarizes the potential proceeds available to the Company pursuant to the financing with the Investors and the Investors~{!/~} return on investment. For purposes of this table, we assumed that the aggregate of $165,000 in Notes were issued on March 30, 2007.

Gross Proceeds Payable to Company(1)	Maximum Possible Payments by Company(2)	Net Proceeds to Company(3)	Combined Total Possible Profit to Investors(4)	All Payments + Possible Profit / Net Proceeds(5)	All Payments + Possible Profit / Net Proceeds Averaged Over 3 Years(6)

$165,000	$57,929.07	$133,500	$15,753.52	51.35%	17.12%

(1)	Total amount of the Notes.

(2)
Total maximum payments payable by Company, includes finder~{!/~}s fees of $16,500, structuring and due diligence fees of $15,000, maximum possible interest of $21,138.01 and maximum possible liquidated damages of $5,291.06. We also incurred $33,500 in legal fees for the transaction and filing of this registration statement, which would increase the possible maximum payments by Company to $81,429.07 and reduce the net proceeds to Company to $100,000.

(3)
Total net proceeds to the Company including the $16,500 finder~{!/~}s fees and $15,000 structuring and due diligence fees. We also incurred $33,500 in legal fees for the transaction and filing of this registration statement which would increase the possible maximum payments by Company to $81,429.07.

(4)
Total possible profit to the Investors is based on the aggregate discount to market price of the conversion of the Notes and cashless exercise of Warrants. The Notes~{!/~} conversion price is calculated by the average of the lowest three (3) trading prices for our common shares during the twenty (20) trading days prior to the date the Notes were issued on March 30, 2007 ($0.0005 was the average), less a 40% discount. The result of an exercise of the Warrants at the exercise price and a sale at the market price would be a loss to the Selling Stockholder. Since the current closing price of our common stock is less than the Warrants~{!/~} exercise price, the Warrants are out of the money and no profit would be realized as of March 30, 2007.

(5)
Percentage equal to the maximum possible payments by us in the transaction ($57,929.07) plus total possible discount to the market price of the shares underlying the Notes ($15,753.52), plus profit from 1,500,00 warrants in the money as of March 30, 2007 ($0), divided by the net proceeds to the Company resulting from the sale of the Notes ($143,500).

(6)	Calculated by dividing 17.12% (footnote 5) by 3.

Prior Securities Transactions with Selling Stockholders

We have engaged in a prior securities transaction with the Selling Stockholders.

Debt Securities

On April 18, 2006, M Power completed a financing agreement for $2,000,000 with private investors. Three traunches of financing were received on April 18, 2006, May 23, 2006 and August 4, 2006 in the amounts of $600,000, $700,000, and $700,000 respectively. M Power issued the Investors secured convertible debentures totaling $2,000,000 with a 6 percent interest rate and a maturity date of April 18, 2009, May 23, 2009, and August 4, 2009. The debentures are convertible into common shares at a discount (using the "Applicable Percentage") of the average of the lowest three (3) trading prices during the twenty (20) trading day period prior to conversion. The Applicable Percentage means 50 percent. M Power simultaneously issued to the private investors seven year warrants to purchase 30,000,000 common shares at an exercise price of $0.10.

Table of content
Common Stock

In the year 2006, we issued 18,500,000 shares of our common stock to our convertible debentures holders which reduced the principal of the convertible debentures by $19,703. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares.

Lender	Date	Shares Converted	Conversion Price	principal Converted
AJW Offshore Ltd	08/07/06	206,675	0.002400	$496.02
AJW Offshore Ltd	08/23/06	206,675	0.002000	$413.35
AJW Offshore Ltd	08/24/06	206,675	0.002000	$413.35
AJW Offshore Ltd	08/29/06	206,675	0.001926	$398.06
AJW Offshore Ltd	08/31/06	206,675	0.001926	$398.06
AJW Offshore Ltd	09/06/06	206,675	0.001864	$385.24
AJW Offshore Ltd	09/08/06	206,675	0.001864	$385.24
AJW Offshore Ltd	09/12/06	206,675	0.001864	$385.24
AJW Offshore Ltd	09/15/06	206,675	0.001800	$372.02
AJW Offshore Ltd	09/19/06	206,675	0.001776	$367.05
AJW Offshore Ltd	09/21/06	206,675	0.001714	$354.24
AJW Offshore Ltd	09/26/06	206,675	0.001426	$294.72
AJW Offshore Ltd	10/02/06	206,675	0.001264	$261.24
AJW Offshore Ltd	10/04/06	206,675	0.001226	$253.38
AJW Offshore Ltd	10/09/06	206,675	0.001100	$227.34
AJW Offshore Ltd	10/16/06	206,675	0.000924	$190.97
AJW Offshore Ltd	10/19/06	206,675	0.000924	$190.97
AJW Offshore Ltd	10/24/06	206,675	0.000924	$190.97
AJW Offshore Ltd	10/25/06	206,675	0.000862	$178.15
AJW Offshore Ltd	10/30/06	206,675	0.000862	$178.15
AJW Offshore Ltd	11/01/06	206,675	0.000862	$178.15
AJW Offshore Ltd	11/03/06	206,675	0.000862	$178.15
AJW Offshore Ltd	11/07/06	206,675	0.000960	$198.41
AJW Offshore Ltd	11/09/06	206,675	0.000786	$162.45
AJW Offshore Ltd	11/14/06	206,675	0.000862	$178.15
AJW Offshore Ltd	11/17/06	206,675	0.000862	$178.15
AJW Offshore Ltd	11/17/06	236,200	0.000862	$203.60
AJW Offshore Ltd	11/22/06	442,875	0.000824	$364.93
AJW Offshore Ltd	11/27/06	442,875	0.000798	$353.41
AJW Offshore Ltd	11/30/06	442,875	0.000798	$353.41
AJW Offshore Ltd	12/04/06	442,875	0.000798	$353.41
AJW Offshore Ltd	12/06/06	442,875	0.000786	$348.10
AJW Offshore Ltd	12/10/06	442,875	0.000786	$348.10
AJW Offshore Ltd	12/13/06	442,875	0.000724	$320.64
AJW Offshore Ltd	12/14/06	442,875	0.000724	$320.64
AJW Offshore Ltd	12/18/06	442,875	0.000724	$320.64
AJW Offshore Ltd	12/21/06	442,875	0.000724	$320.64
AJW Offshore Ltd	12/26/06	442,875	0.000724	$320.64
AJW Offshore Ltd	12/29/06	442,875	0.000676	$299.38
		10,924,250		$11,634.79

Table of content
Lender	Date	Shares Converted	Conversion Price	principal Converted
AJW Partners LLC	08/07/06	38,850	0.002400	$93.24
AJW Partners LLC	08/23/06	38,850	0.002000	$77.70
AJW Partners LLC	08/24/06	38,850	0.002000	$77.70
AJW Partners LLC	08/29/06	38,850	0.001926	$74.83
AJW Partners LLC	08/31/06	38,850	0.001926	$74.82
AJW Partners LLC	09/06/06	38,850	0.001864	$72.42
AJW Partners LLC	09/08/06	38,850	0.001864	$72.42
AJW Partners LLC	09/12/06	38,850	0.001864	$72.42
AJW Partners LLC	09/15/06	38,850	0.001800	$69.93
AJW Partners LLC	09/19/06	38,850	0.001776	$69.00
AJW Partners LLC	09/21/06	38,850	0.001714	$66.59
AJW Partners LLC	09/26/06	38,850	0.001426	$55.40
AJW Partners LLC	10/02/06	38,850	0.001264	$49.11
AJW Partners LLC	10/04/06	38,850	0.001226	$47.63
AJW Partners LLC	10/09/06	38,850	0.001100	$42.74
AJW Partners LLC	10/16/06	38,850	0.000924	$35.90
AJW Partners LLC	10/19/06	38,850	0.000924	$35.90
AJW Partners LLC	10/24/06	38,850	0.000924	$35.90
AJW Partners LLC	10/25/06	38,850	0.000862	$33.49
AJW Partners LLC	10/30/06	38,850	0.000862	$33.49
AJW Partners LLC	11/01/06	38,850	0.000862	$33.49
AJW Partners LLC	11/03/06	38,850	0.000862	$33.49
AJW Partners LLC	11/07/06	38,850	0.000960	$37.30
AJW Partners LLC	11/09/06	38,850	0.000786	$30.54
AJW Partners LLC	11/14/06	38,850	0.000862	$33.49
AJW Partners LLC	11/17/06	38,850	0.000862	$33.49
AJW Partners LLC	11/17/06	44,400	0.000862	$38.27
AJW Partners LLC	11/22/06	83,250	0.000824	$68.60
AJW Partners LLC	11/27/06	83,250	0.000798	$66.43
AJW Partners LLC	11/30/06	83,250	0.000798	$66.43
AJW Partners LLC	12/04/06	83,250	0.000798	$66.43
AJW Partners LLC	12/06/06	83,250	0.000786	$65.43
AJW Partners LLC	12/10/06	83,250	0.000786	$65.43
AJW Partners LLC	12/13/06	83,250	0.000724	$60.27
AJW Partners LLC	12/14/06	83,250	0.000724	$60.27
AJW Partners LLC	12/18/06	83,250	0.000724	$60.27
AJW Partners LLC	12/21/06	83,250	0.000724	$60.27
AJW Partners LLC	12/26/06	83,250	0.000724	$60.27
AJW Partners LLC	12/29/06	83,250	0.000676	$56.28
		2,053,500		$2,187.08

Table of content

Lender	Date	Shares Converted	Conversion Price	principal Converted
AJW Qualified Partners	08/07/06	99,750	0.002400	$239.40
AJW Qualified Partners	08/23/06	99,750	0.002000	$199.50
AJW Qualified Partners	08/24/06	99,750	0.002000	$199.50
AJW Qualified Partners	08/29/06	99,750	0.001926	$192.12
AJW Qualified Partners	08/31/06	99,750	0.001926	$192.12
AJW Qualified Partners	09/06/06	99,750	0.001864	$185.93
AJW Qualified Partners	09/08/06	99,750	0.001864	$185.93
AJW Qualified Partners	09/12/06	99,750	0.001864	$185.93
AJW Qualified Partners	09/15/06	99,750	0.001800	$179.55
AJW Qualified Partners	09/19/06	99,750	0.001776	$177.16
AJW Qualified Partners	09/21/06	99,750	0.001714	$170.97
AJW Qualified Partners	09/26/06	99,750	0.001426	$142.24
AJW Qualified Partners	10/02/06	99,750	0.001264	$126.08
AJW Qualified Partners	10/04/06	99,750	0.001226	$122.29
AJW Qualified Partners	10/09/06	99,750	0.001100	$109.73
AJW Qualified Partners	10/16/06	99,750	0.000924	$92.17
AJW Qualified Partners	10/19/06	99,750	0.000924	$92.17
AJW Qualified Partners	10/24/06	99,750	0.000924	$92.17
AJW Qualified Partners	10/25/06	99,750	0.000862	$85.98
AJW Qualified Partners	10/30/06	99,750	0.000862	$85.98
AJW Qualified Partners	11/01/06	99,750	0.000862	$85.98
AJW Qualified Partners	11/03/06	99,750	0.000862	$85.98
AJW Qualified Partners	11/07/06	99,750	0.000960	$95.76
AJW Qualified Partners	11/09/06	99,750	0.000786	$78.40
AJW Qualified Partners	11/14/06	99,750	0.000862	$85.98
AJW Qualified Partners	11/17/06	99,750	0.000862	$85.98
AJW Qualified Partners	11/17/06	114,000	0.000862	$98.27
AJW Qualified Partners	11/22/06	213,750	0.000824	$176.13
AJW Qualified Partners	11/27/06	213,750	0.000798	$170.57
AJW Qualified Partners	11/30/06	213,750	0.000798	$170.57
AJW Qualified Partners	12/04/06	213,750	0.000798	$170.57
AJW Qualified Partners	12/06/06	213,750	0.000786	$168.01
AJW Qualified Partners	12/10/06	213,750	0.000786	$168.01
AJW Qualified Partners	12/13/06	213,750	0.000724	$154.76
AJW Qualified Partners	12/14/06	213,750	0.000724	$154.76
AJW Qualified Partners	12/18/06	213,750	0.000724	$154.76
AJW Qualified Partners	12/21/06	213,750	0.000724	$154.76
AJW Qualified Partners	12/26/06	213,750	0.000724	$154.76
AJW Qualified Partners	12/29/06	213,750	0.000676	$144.50
		5,272,500		$5,615.44

Table of content

Lender	Date	Shares Converted	Conversion Price	principal Converted
New Millenium Capital	08/07/06	4,725	0.002400	$11.34
New Millenium Capital	08/23/06	4,725	0.002000	$9.45
New Millenium Capital	08/24/06	4,725	0.002000	$9.45
New Millenium Capital	08/29/06	4,725	0.001926	$9.10
New Millenium Capital	08/31/06	4,725	0.001926	$9.10
New Millenium Capital	09/06/06	4,725	0.001864	$8.81
New Millenium Capital	09/08/06	4,725	0.001864	$8.81
New Millenium Capital	09/12/06	4,725	0.001864	$8.81
New Millenium Capital	09/15/06	4,725	0.001800	$8.51
New Millenium Capital	09/19/06	4,725	0.001776	$8.39
New Millenium Capital	09/21/06	4,725	0.001714	$8.10
New Millenium Capital	09/26/06	4,725	0.001426	$6.74
New Millenium Capital	10/02/06	4,725	0.001264	$5.97
New Millenium Capital	10/04/06	4,725	0.001226	$5.79
New Millenium Capital	10/09/06	4,725	0.001100	$5.19
New Millenium Capital	10/16/06	4,725	0.000924	$4.37
New Millenium Capital	10/19/06	4,725	0.000924	$4.37
New Millenium Capital	10/24/06	4,725	0.000924	$4.37
New Millenium Capital	10/25/06	4,725	0.000862	$4.07
New Millenium Capital	10/30/06	4,725	0.000862	$4.07
New Millenium Capital	11/01/06	4,725	0.000862	$4.07
New Millenium Capital	11/03/06	4,725	0.000862	$4.07
New Millenium Capital	11/07/06	4,725	0.000960	$4.54
New Millenium Capital	11/09/06	4,725	0.000786	$3.71
New Millenium Capital	11/14/06	4,725	0.000862	$4.07
New Millenium Capital	11/17/06	4,725	0.000862	$4.07
New Millenium Capital	11/17/06	5,400	0.000862	$4.65
New Millenium Capital	11/22/06	10,125	0.000824	$8.34
New Millenium Capital	11/27/06	10,125	0.000798	$8.08
New Millenium Capital	11/30/06	10,125	0.000798	$8.08
New Millenium Capital	12/04/06	10,125	0.000798	$8.08
New Millenium Capital	12/06/06	10,125	0.000786	$7.96
New Millenium Capital	12/10/06	10,125	0.000786	$7.96
New Millenium Capital	12/13/06	10,125	0.000724	$7.33
New Millenium Capital	12/14/06	10,125	0.000724	$7.33
New Millenium Capital	12/18/06	10,125	0.000724	$7.33
New Millenium Capital	12/21/06	10,125	0.000724	$7.33
New Millenium Capital	12/26/06	10,125	0.000724	$7.33
New Millenium Capital	12/29/06	10,125	0.000676	$6.84
		249,750		$265.99

Table of content
As of March 30, 2007, we issued 96,140,000 shares of our common stock to our convertible debentures holders which reduced the principal of the convertible debentures by $52,984. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares.

Type	Date	Shares per conversion notice	Conversion Price	principal Cnvrtd
AJWO	01/04/07	442,875	0.000676	$299.38
AJWO	01/08/07	442,875	0.000676	$299.38
AJWO	01/10/07	442,875	0.000660	$292.30
AJWO	01/12/07	442,875	0.000700	$310.01
AJWO	01/16/07	442,875	0.000700	$310.01
AJWO	01/18/07	590,500	0.000690	$407.45
AJWO	01/22/07	590,500	0.000690	$407.45
AJWO	01/24/07	2,320,665	0.000690	$1,601.26
AJWO	01/26/07	2,320,665	0.000690	$1,601.26
AJWO	01/30/07	2,320,665	0.000680	$1,578.05
AJWO	02/01/07	2,320,665	0.000700	$1,624.47
AJWO	02/05/07	2,320,665	0.000700	$1,624.47
AJWO	02/08/07	2,320,665	0.000672	$1,559.49
AJWO	02/09/07	2,320,665	0.000650	$1,508.43
AJWO	02/13/07	2,320,665	0.000650	$1,508.43
AJWO	02/15/07	2,320,665	0.000650	$1,508.43
AJWO	02/20/07	2,320,665	0.000648	$1,503.79
AJWO	02/23/07	2,320,665	0.000624	$1,448.09
AJWO	02/27/07	2,320,665	0.000600	$1,392.40
AJWO	03/01/07	2,320,665	0.000600	$1,392.40
AJWO	03/05/07	2,320,665	0.000600	$1,392.40
AJWO	03/06/07	2,320,665	0.000600	$1,392.40
AJWO	03/08/07	2,320,665	0.000600	$1,392.40
AJWO	03/13/07	2,320,665	0.000300	$696.20
AJWO	03/16/07	2,320,665	0.000300	$696.20
AJWO	03/20/07	2,320,665	0.000300	$696.20
AJWO	03/22/07	2,320,665	0.000300	$696.20
AJWO	03/26/07	2,320,665	0.000300	$696.20
AJWO	03/28/07	2,320,665	0.000300	$696.20
AJWO	03/30/07	2,320,665	0.000300	$696.20
		56,770,670		$31,227.54

Table of content

AJWP	01/04/07	83,250	0.000676	$56.28
AJWP	01/08/07	83,250	0.000676	$56.28
AJWP	01/10/07	83,250	0.000660	$54.95
AJWP	01/12/07	83,250	0.000700	$58.28
AJWP	01/16/07	83,250	0.000700	$58.28
AJWP	01/18/07	111,000	0.000690	$76.59
AJWP	01/22/07	111,000	0.000690	$76.59
AJWP	01/24/07	436,230	0.000690	$301.00
AJWP	01/26/07	436,230	0.000690	$301.00
AJWP	01/30/07	436,230	0.000680	$296.64
AJWP	02/01/07	436,230	0.000700	$305.36
AJWP	02/05/07	436,230	0.000700	$305.36
AJWP	02/08/07	436,230	0.000672	$293.15
AJWP	02/09/07	436,230	0.000675	$294.46
AJWP	02/13/07	436,230	0.000650	$283.55
AJWP	02/15/07	436,230	0.000650	$283.55
AJWP	02/20/07	436,230	0.000648	$282.68
AJWP	02/23/07	436,230	0.000624	$272.21
AJWP	02/27/07	436,230	0.000600	$261.74
AJWP	03/01/07	436,230	0.000600	$261.74
AJWP	03/05/07	436,230	0.000600	$261.74
AJWP	03/06/07	436,230	0.000600	$261.74
AJWP	03/08/07	436,230	0.000600	$261.74
AJWP	03/13/07	436,230	0.000300	$130.87
AJWP	03/16/07	436,230	0.000300	$130.87
AJWP	03/20/07	436,230	0.000300	$130.87
AJWP	03/22/07	436,230	0.000300	$130.87
AJWP	03/26/07	436,230	0.000300	$130.87
AJWP	03/28/07	436,230	0.000300	$130.87
AJWP	03/30/07	436,230	0.000300	$130.87
		10,671,540		$5,880.94

Table of content

AJWQP	01/04/07	213,750	0.000676	$144.50
AJWQP	01/08/07	213,750	0.000676	$144.50
AJWQP	01/10/07	213,750	0.000660	$141.08
AJWQP	01/12/07	213,750	0.000700	$149.63
AJWQP	01/16/07	213,750	0.000700	$149.63
AJWQP	01/18/07	285,000	0.000690	$196.65
AJWQP	01/22/07	285,000	0.000690	$196.65
AJWQP	01/24/07	1,120,050	0.000690	$772.83
AJWQP	01/26/07	1,120,050	0.000690	$772.83
AJWQP	01/30/07	1,120,050	0.000680	$761.63
AJWQP	02/01/07	1,120,050	0.000700	$784.04
AJWQP	02/05/07	1,120,050	0.000700	$784.04
AJWQP	02/08/07	1,120,050	0.000672	$752.67
AJWQP	02/09/07	1,120,050	0.000650	$728.03
AJWQP	02/13/07	1,120,050	0.000650	$728.03
AJWQP	02/15/07	1,120,050	0.000650	$728.03
AJWQP	02/20/07	1,120,050	0.000648	$725.79
AJWQP	02/23/07	1,120,050	0.000624	$698.91
AJWQP	02/27/07	1,120,050	0.000600	$672.03
AJWQP	03/01/07	1,120,050	0.000600	$672.03
AJWQP	03/05/07	1,120,050	0.000600	$672.03
AJWQP	03/06/07	1,120,050	0.000600	$672.03
AJWQP	03/08/07	1,120,050	0.000600	$672.03
AJWQP	03/13/07	1,120,050	0.000300	$336.02
AJWQP	03/16/07	1,120,050	0.000300	$336.02
AJWQP	03/20/07	1,120,050	0.000300	$336.02
AJWQP	03/22/07	1,120,050	0.000300	$336.02
AJWQP	03/26/07	1,120,050	0.000300	$336.02
AJWQP	03/28/07	1,120,050	0.000300	$336.02
AJWQP	03/30/07	1,120,050	0.000300	$336.02
		27,399,900		$15,071.72

Table of content

NMCP	01/04/07	10,125	0.000676	$6.84
NMCP	01/08/07	10,125	0.000676	$6.84
NMCP	01/10/07	10,125	0.000660	$6.68
NMCP	01/12/07	10,125	0.000700	$7.09
NMCP	01/16/07	10,125	0.000700	$7.09
NMCP	01/18/07	13,500	0.000690	$9.32
NMCP	01/22/07	13,500	0.000690	$9.32
NMCP	01/24/07	53,055	0.000690	$36.61
NMCP	01/26/07	53,055	0.000690	$36.61
NMCP	01/30/07	53,055	0.000680	$36.08
NMCP	02/01/07	53,055	0.000700	$37.14
NMCP	02/05/07	53,055	0.000700	$37.14
NMCP	02/08/07	53,055	0.000672	$35.65
NMCP	02/09/07	53,055	0.000650	$34.49
NMCP	02/13/07	53,055	0.000650	$34.49
NMCP	02/15/07	53,055	0.000650	$34.49
NMCP	02/20/07	53,055	0.000648	$34.38
NMCP	02/23/07	53,055	0.000624	$33.11
NMCP	02/27/07	53,055	0.000600	$31.83
NMCP	03/01/07	53,055	0.000600	$31.83
NMCP	03/05/07	53,055	0.000600	$31.83
NMCP	03/06/07	53,055	0.000600	$31.83
NMCP	03/08/07	53,055	0.000600	$31.83
NMCP	03/13/07	53,055	0.000300	$15.92
NMCP	03/16/07	53,055	0.000300	$15.92
NMCP	03/20/07	53,055	0.000300	$15.92
NMCP	03/22/07	53,055	0.000300	$15.92
NMCP	03/26/07	53,055	0.000300	$15.92
NMCP	03/28/07	53,055	0.000300	$15.92
NMCP	03/30/07	53,055	0.000300	$15.92
		1,297,890		$713.92

		96,140,000		$52,894

The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The holders were sophisticated investors and had access to information normally provided in a prospectus regarding us. The offering was not a ~{!0~}public offering~{!1~} as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered.

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Shares Outstanding Prior to the Transaction

The following table discloses certain information comparing the number of shares outstanding prior to the transaction, the number of shares registered by the Selling Stockholders, or their affiliates, in prior registration statements (along with that number still held and number sold pursuant to such prior registration statement) and the number of shares registered for resale in this Registration Statement relating to the financing transaction.

Number of shares outstanding prior to convertible note transaction held by persons other than the Selling Stockholders, affiliates of the Company and affiliates of the Selling Stockholders.	157,535,186
Number of shares registered for resale by Selling Stockholders or affiliates in prior registration statements.	0
Number of shares registered for resale by Selling Stockholders or affiliates of Selling Stockholders that continue to be held by Selling Stockholders or affiliates of Selling Stockholders.	0
Number of shares sold in registered resale by Selling Stockholders or affiliates of Selling Stockholders.	0
Number of shares registered for resale on behalf of Selling Stockholders or affiliates of Selling Stockholders in current transaction.	52,511,728

Repayment, Shorting and Prior Transactions with Selling Stockholders

The Company intends to repay the overlying securities and believes that it will have the financial ability to make all payments on the Notes when they become due and payable. To the best of our knowledge, and based on information obtained from the Selling Stockholders, none of the selling shareholders have an existing short position in the Company~{!/~}s common stock.

Other than its issuance and sale of the Notes and the Warrants to the Selling Stockholders, the Company has not in the past three (3) years engaged in any securities transaction with any of the Selling Stockholders, any affiliates of the Selling Stockholders, or, after due inquiry and investigation, to the knowledge of the management of the Company, any person with whom any Selling Stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons). In addition, other than in connection with the contractual obligations set forth in the transaction documents filed as Exhibits to our Form 8-K filed August 15, 2006, including the (i) the Securities Purchase Agreement, (ii) the Notes and the Warrants and (iii) the Security Agreement, (iv) the Intellectual Property Security Agreement, the Company does not have any agreements or arrangements with the Selling Stockholders with respect to the performance of any current or future obligations.

WHERE YOU CAN FIND US

On April 20, 2006, we leased office space at 3101 5th Street, Santa Monica, California, 90405, so that we could be near the development firm who is helping us to develop our web platform. The term of the lease is for twelve months, and ended April 20, 2007. Monthly rent on the space is $3,200. As the term of the lease ended, the office space is available to us on a month to month basis, with 30 days notice being required by either party to terminate the existing lease agreement.

SECURITIES OFFERED BY US

We are not offering any securities. All shares being registered are for our selling security holders.

RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Unless the context indicates otherwise, references in this prospectus to "we", "our", "us", "the Company" "M Power Entertainment, Inc." or "MPWE" refer to GK INTELLIGENT SYSTEMS INC prior to May 12, 2005 and to M Power Entertainment, Inc. thereafter, and not to the selling shareholders.

SINCE OUR INCEPTION WE HAVE INCURRED LOSSES (ALTHOUGH WE HAVE PERIODICALLY BEEN PROFITABLE) WHICH WE EXPECT TO CONTINUE INTO THE FUTURE WHICH CAN SERIOUSLY IMPAIR OUR ABILITY TO CONTINUE OPERATIONS

We were incorporated in 1988. Our accumulated losses were $65,748,684 as of December 31, 2006. Although, the present funding that we have received will allow us to commence our operations in full, we will continue to incur losses in the future and there is no assurance that we will generate significant revenues or become profitable.

Based upon current plans, we expect to incur operating losses in the immediate short-term future as we prepare for the full implementation of our business plan. We anticipate expenses associated with the addition of more employees and the expansion of office space and production facilities. We cannot guarantee that we will be successful in generating sufficient revenues in the future to offset or exceed these additional costs. Failure to generate sufficient revenues will seriously impair our ability to continue operations.

NOTWITHSTANDING THE RECENT FINANCING AND FUTURE RECEIPTS OF SUCH FINANCING THAT WE MAY RECEIVE, WE MAY NEED TO RAISE ADDITIONAL FUNDS TO THE EXTENT THAT CURRENT CASH FLOWS ARE INSUFFICIENT TO FUND FUTURE ON-GOING OPERATIONS OR WE MAY BE UNABLE TO FULLY EXECUTE OUR PLAN OF OPERATION

Based on our recent financing and business plan, we anticipate that our cash flows from the financing and our operations will be sufficient to satisfy our capital requirements for current operations for the next twelve (12) months. To the extent that the financing and the funds generated by our on-going operations are insufficient to fund our future operating requirements, it may be necessary to raise additional funds, through public or private financings. Without sufficient capital we will be unable to launch our product prototype. Any equity or debt financings, if available at all, may be on terms that are not favorable to us. If adequate capital is not available, we may be unable to fully execute our business plan as set forth herein.

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OUR ISSUANCE OF PREFERRED SHARES AND OUR ABILITY TO ISSUE ADDITIONAL PREFERRED SHARES COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE AN INTEREST IN MANAGEMENT, TO THE POSSIBLE DETRIMENT OF HOLDERS OF COMMON STOCK.

We have issued preferred shares that have the same dividend rights as the common stock of the company and carry the right to vote on all shareholder matters equal to fifty-one (51%) percent of the total vote, which could make it more difficult for a third party to acquire us, to the detriment of holders of shares of our common stock. In addition, the previous and potential future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of our common stock.

OUR CHARTER PROVIDES FOR LIMITED LIABILITY FOR OUR DIRECTORS

Our certificate of incorporation limit and indemnify against the personal liability of our directors for monetary damages for breach of fiduciary duty of care as a director, subject to certain exceptions, to the fullest extent allowed by Delaware law. Accordingly, except in limited circumstances, our directors may not be liable to us or our stockholders for breach of this duty.

"PENNY STOCK" RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT

Trading in our securities is subject to the "penny stock" rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker- dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker- dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stocks. These regulations require broker- dealers to:

. Make a suitability determination prior to selling a penny stock to the purchaser;

. Receive the purchaser's written consent to the transaction; and

. Provide certain written disclosures to the purchaser.

SELLING SHAREHOLDERS MAY IMPACT OUR STOCK VALUE THROUGH THE EXECUTION OF SHORT SALES WHICH MAY DECREASE THE VALUE OF OUR COMMON STOCK

Short sales are transactions in which a selling shareholder sells a security it does not own. To complete the transaction, a selling shareholder must borrow the security to make delivery to the buyer. The selling shareholder is then obligated to replace the security borrowed by purchasing the security at the market price at the time of replacement. The price at such time may be higher or lower than the price at which the security was sold by the selling shareholder. If the underlying security goes down in price between the time the selling shareholder sells our security and buys it back, the selling shareholder will realize a gain on the transaction. Conversely, if the underlying security goes up in price during the period, the selling shareholder will realize a loss on the transaction. The risk of such price increases is the principal risk of engaging in short sales. The selling shareholders in this registration statement could short the stock by borrowing and then selling our securities in the market, and then converting the stock through either the Note or Warrants at a discount to replace the security borrowed. Because the selling shareholders control a large portion of our common stock, the selling shareholders could have a large impact on the value of our stock if they were to engage in short selling of our stock. Such short selling could impact the value of our stock in an extreme and volatile manner to the detriment of other shareholders.

SHARES ELIGIBLE FOR PUBLIC SALE IN THE FUTURE COULD DECREASE THE PRICE OF OUR SHARES OF COMMON STOCK AND REDUCE OUR FUTURE ABILITY TO RAISE CAPITAL

Sales of substantial amounts of shares of our common stock in the public market could decrease the prevailing market price of our common stock. If this is the case, investors in our shares of common stock may be forced to sell such shares at prices below the price they paid for their shares, or in the case of the investors in the April 2006 financing, prices below the price they converted their notes and warrants into shares. In addition, a decreased market price may result in potential future investors losing confidence in us and failing to provide needed funding. This will have a negative effect on our ability to raise equity capital in the future.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently traded on the OTC Bulletin Board under the symbol ~{!0~}MPWE.~{!1~} The following table sets forth the high and low bid prices for our common stock for the last three fiscal years (since the first fiscal quarter of the fiscal year January 1, 2004 through March 30, 2007).

YEAR	QUARTER	HIGH	LOW
2007	First (January 1 - March 30)	0.0025	0.0005
2006	Fourth (October 1 - December 31)	0.0048	0.0011
2006	Third (July 1 - September 30)	0.008	0.0035
2006	Fourth (April 1 - June 30)	0.032	.004
2006	First (January 1 - March 30)	0.05	.015
2005	Fourth (October 1 - December 31)	0.075*	0.05*
2005	Third (July 1 - September 30)	0.40*	0.07*
2005	Second (April 1 - June 30)	1.30*	0.20*
2005	First (January 1 - March 30)	0.0231	0.0033
2004	Fourth (October 1 - December 31)	0.04	0.02
2004	Third (July 1 - September 30)	0.05	0.02
2004	Second (April 1 - June 30)	0.07	0.03
2004	First (January 1 - March 30)	0.07	0.03

* - Split adjusted

As of March 30, 2007, in accordance with our transfer agent records, we had 185 shareholders of record. Such shareholders of record held 170,634,688 shares of our common stock.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) ©
Equity compensation plans approved by security holders	678,253	0.2404	39,321,747
Equity compensation plans approved by security holders	NA	NA	NA
Total	678,253	0.2404	39,321,747

 DIVIDENDS

We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends. There can be no assurance that we can achieve such earnings.

PENNY STOCK CONSIDERATIONS

Trading in our securities is subject to the ~{!0~}penny stock~{!1~} rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser~{!/~}s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker- dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. Broker- dealers who sell penny stocks to certain types of investors are required to comply with the Commission~{!/~}s regulations concerning the transfer of penny stocks. These regulations require broker- dealers to:

-	Make a suitability determination prior to selling a penny stock to the purchaser;
-	Receive the purchaser~{!/~}s written consent to the transaction; and
-	Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

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MANAGEMENT~{!/~}S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read in conjunction with our financial statements and notes thereto appearing in this prospectus. The following discussion and analysis contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in these forward- looking statements.

OVERVIEW

We were incorporated in Delaware on February 26, 1988 under the name Technicraft Financial, Ltd. In October 1991, we changed our name to LBM-US, Inc. In August 1994, we acquired GK Intelligent Systems, Inc. and adopted that name.

During our initial years, our business was concentrated in advanced learning technology and products. However, we encountered difficulty securing the capital necessary to sustain our growth and brand our product. We closed our doors in June 1999 with approximately $4 million in outstanding debt. We then became dormant and had no operations until 2002. In 2002, we focused on debt elimination and corporate restructuring activities. These issues were essentially resolved by the end of 2002.

On January 20, 2006, M Power authorized and issued 1,000 shares of Series D Preferred Stock to CEO Gary Kimmons. These shares have the same dividend rights as the common stock of M Power and gives Mr. Kimmons the right to vote on all shareholder matters equal to 51 percent of the total vote. These shares of stock were issued for services and are valued at $762,976.

On April 18, 2006, M Power completed a financing agreement for $2,000,000 with private investors. Three traunches of financing were received on April 18, 2006, May 23, 2006 and August 4, 2006 in the amounts of $600,000, $700,000, and $700,000 respectively. M Power issued the Investors secured convertible debentures totaling $2,000,000 with a 6 percent interest rate and a maturity date of April 18, 2009, May 23, 2009, and August 4, 2009. The debentures are convertible into common shares at a discount (using the "Applicable Percentage") of the average of the lowest three (3) trading prices during the twenty (20) trading day period prior to conversion. The Applicable Percentage means 50 percent; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing and (ii) 60 percent in the event that the Registration Statement becomes effective within one hundred and twenty days from the Closing. The registration statement was filed on May 18, 2006, within thirty days of closing, so the applicable percentage is 50%. M Power simultaneously issued to the private investors seven year warrants to purchase 30,000,000 common shares at an exercise price of $0.10. M Power Received an additional $165,000 funding on March 30, 2007.

M Power evaluated the convertible debentures and the warrants under SFAS 133 "Accounting for Derivatives" and EITF 00-19 "Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company's Own Stock". M Power determined the convertible debentures contained an embedded derivative for the conversion option and the warrants qualified as free standing derivatives. The conversion option allows for an indeterminate number of shares to potentially be issued upon conversion. This results in M Power being unable to determine with certainty they will have enough shares available to settle any and all outstanding common stock equivalent instruments. M Power would be required to obtain shareholder approval to increase the number of authorized shares needed to share settle those contracts. Because increasing the number of shares authorized is outside of M Power's control, this results in the these instruments being classified as liabilities under EITF 00-19 and derivatives under SFAS 133.

On June 27, 2006, we filed a Certification of Amendment of Certificate of Incorporation with the Secretary of State of Delaware to increase the number of authorized shares of our common stock to one billion (1,000,000,000). The par value of each of such shares is one one-tenth of one cent ($0.001) dollars. The Board of Directors is expressly vested with the authority to fix the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions on any shares issued by the corporation.

M Power entered into a contract with Booke and Company Inc., an investor relations firm, on August 1st, 2006. The terms of this contract cover a seven month period beginning August 1, 2006. The monthly retainer is $5,800 through the end of 2006. The contract has recently been extended an additional 6 months at the rate of $6,000 per month. Booke will perform services for M Power in all areas generally considered to be investor relations.

Effective October 4, 2006, the client auditor relationship between M Power Entertainment, Inc. (the "Company") and Malone & Bailey, PC, Certified Public Accountants, ("Malone") ceased as the former accountant was dismissed. Effective October 10, the Company engaged Webb & Company, P.A., Certified Public Accountants ("Webb") as its principal independent public accountant for the fiscal year ended December 31, 2006. The decision to change accountants was recommended and approved by the Company's Board of Directors effective October 4, 2006. Malone had succeeded Hansen Barnett & Maxwell, LLC, Certified Public Accountants (~{!0~}HBM~{!1~}), who served as the Company~{!/~}s principal independent accountant from May 23, 2005 until January 13, 2006, when HBM was dismissed.

In September, 2006, M Power completed the search for the mark of eDOORWAYS and it~{!/~}s availability was confirmed. Notification of approval for registration for the mark was received in February, 2007, and completion of the registration is anticipated in the 2nd Quarter of 2007.

On March 30, 2007 (the ~{!0~}Issuance Date~{!1~}), we entered into a Securities Purchase Agreement with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (the ~{!0~}Investors~{!1~}), whereby the Investors purchased an aggregate of (i) $165,000 in Callable Secured Secured Convertible Notes (the ~{!0~}Notes~{!1~}) and (ii) warrants to purchase 1,500,000 shares of our common stock (the ~{!0~}Warrants~{!1~}). The Investors will purchase the Notes and Warrants as set forth below:

1.	At closing on March 30, 2007 (~{!0~}Closing~{!1~}), the Investors purchased Notes aggregating $165,000 and warrants to purchase 1,500,0000 shares of our common stock;

Under the Securities Purchase Agreement, we are obligated to pay all costs and expenses incurred by us in connection with the negotiation, preparation and delivery of the transaction documents, as well as the costs associated with registering the common shares underlying the Notes being offered in this Prospectus.

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RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2007 AS COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2006.

There were no revenues for the three months ended March 31, 2007 or 2006.

We had operating expenses of $283,608 for the three months ended March 31, 2007 compared to $1,340,538 for the comparative period of 2006. The primary reason for this decrease was due to the reduction in equity compensation to various consultants for services and professional fees.

We had interest expense of $160,590 during the three months ended March 31, 2007 as compared to $14,277 for the comparative period of 2006. The interest was accrued on our unpaid accounts payable, accrued expenses and notes payable. The increase in interest expenses was the result of the issuance of the 6% convertible debentures in 2006, and the 8% convertible debentures on March 30, 2007.

Our net income was $221,421 during the three months ended March 31, 2007 compared to a loss of $1,354,815 incurred in the comparable period of 2006. This increase in net income was due to a reduction in professional fees and general and administrative costs in 2007, and also a gain from changes in the derivative liability on the convertible debentures.

Liquidity

During the three months ended March 31, 2007, we used cash of $279,783 in our operations compared to using $75,284 in the comparative quarter of 2006. We had cash on hand of $ 597,110 as of March 31, 2007 and $644 at March 31, 2006. As reflected in the accompanying financial statements, the Company has a loss from operations of $283,608, a negative cash flow from operations of $279,783, a working capital deficiency of $3,945,795 and has a stockholders deficiency of $3,819,885. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company~{!/~}s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern. The Company currently does not have enough cash to continue operations for the next twelve months.

RESULTS OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2006 COMPARED TO THE YEAR ENDED DECEMBER 31, 2005 CONSOLIDATED (RESTATED).

There were no revenues for the years ended December 31, 2006 or 2005.

The total operating expenses decreased by $12,280,483 to $2,160,044 for the year ended December 31, 2006, compared to $14,440,527 for the year ended December 31, 2005. This decrease consisted of a decrease of general and administrative expenses of $13,018,701, to $700,165 from $13,718,866, an increase in officer compensation to $1,042,976 from $0 for the previous year, an increase in depreciation and amortization expense of $5, to $555 from $550, and a decrease in professional fees of $319,263, to $401,848 for the year ended December 31, 2006, from $721,111 for the year ended December 31, 2005. We had a loss from operations of $2,160,044 for the year ended December 31, 2006, compared to a loss from operations of $14,440,527 for the year ended December 31, 2005. The decrease in a loss from operations was due mainly to the decrease in general and administrative expenses.

We had a net increase in interest expense of $292,739 to $372,144 for the year ended December 31, 2006, from $79,405 for the year ended December 31, 2005. We had a loss on derivative liability of $2,071,004 for the year ended December 31, 2006, compared to none for the year ended December 31, 2005. We did not record additional income in the amount of for the year ending December 31, 2006.

We had a net loss of $4,464,591 for the year ended December 31, 2006 as compared to net loss of $13,857,536 for the year ended December 31, 2005. The decrease in net loss was mainly attributable to our decrease in operating expenses.

LIQUIDITY AND CAPITAL RESOURCES

 Based on our current cash position of $526,804 we will not be able to meet our current operating costs, and initial development costs for the next twelve months.  To fully implement our current business plan, we will need to raise an additional $10,000,000 by mid-year, 2007. We are currently in negotiations to secure this additional funding through efforts with investment bankers.

The Company does not have any commitments or identified sources of additional capital from third parties or from its officers, directors or majority shareholders. There is no assurance that additional financing will be available on favorable terms, if at all. If the Company is unable to raise such additional financing, it would have a materially adverse effect upon the Company's ability to implement its business plan and may cause the Company to curtail or scale back its current operations.

On March 30, 2007, the Company entered into a Securities Purchase Agreement (the ~{!0~}Securities Purchase Agreement~{!1~}) with New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC (collectively, the ~{!0~}Investors~{!1~}). Under the terms of the Securities Purchase Agreement, the Investors purchased an aggregate of (i) $165,000 in callable convertible secured notes (the ~{!0~}Notes~{!1~}) and (ii) warrants to purchase 1,500,000 shares of our common stock (the ~{!0~}Warrants~{!1~}).

The Notes carry an interest rate of 8% and a maturity date of March 30, 2010. The notes are convertible into our common shares at the Applicable Percentage of the average of the lowest three (3) trading prices for our shares of common stock during the twenty (20) trading day period prior to conversion. The ~{!0~}Applicable Percentage~{!1~} means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing and (ii) 60% in the event that the Registration Statement becomes effective within one hundred and twenty days from the Closing.

The Company has an option to prepay the Notes in the event that no event of default exists, there are a sufficient number of shares available for conversion of the Notes and the market price is at or below $.05 per share. In addition, in the event that the average daily price of the common stock, as reported by the reporting service, for each day of the month ending on any determination date is below $.05, the Company may prepay a portion of the outstanding principal amount of the Notes equal to 101% of the principal amount hereof divided by thirty-six (36) plus one month~{!/~}s interest. Exercise of this option will stay all conversions for the following month. The full principal amount of the Notes is due upon default under the terms of Notes. In addition, the Company has granted the investors a security interest in substantially all of its assets and intellectual property as well as registration rights.

The Company simultaneously issued to the Investors seven year warrants to purchase 1,500,000 shares of common stock at an exercise price of $.0016.

The Investors have contractually agreed to restrict their ability to convert the Notes and exercise the Warrants and receive shares of the Company~{!/~}s common stock such that the number of shares of the Company~{!/~}s common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of the Company~{!/~}s common stock.

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BUSINESS - OUR COMPANY

A SUMMARY OF WHAT WE DO

History

We were incorporated in Delaware on February 26, 1988 under the name Technicraft Financial, Ltd. In October 1991, we changed our name to LBM-US, Inc. In August 1994, we acquired GK Intelligent Systems, Inc. and adopted that name.

During our initial years, our business was concentrated in advanced learning technology and products. However, we encountered difficulty securing the capital necessary to sustain our growth and brand our product. We closed our doors in June 1999 with approximately $4 million in outstanding debt. We then became dormant and had no operations until 2002. In 2002, we focused on debt elimination and corporate restructuring activities. These issues were essentially resolved by the end of 2002.

Current Business Activities

eDOORWAYS is a global platform for web-based community participation and co-creation. It's built on the principles of co-innovation with customers, sharing resources, and harnessing the power of mass collaboration to apply solutions within a local context. eDOORWAYS services include a real-time consumer problem solving gateway, lifestyle information source and online business-to-consumer marketplace. We save consumers valuable time and money by uniting them with the global consumer community, retailers, and manufacturers in an effective new way. Through the assistance they provide consumers in solving lifestyle problems, small and mid-sized businesses are able to connect with consumers on a whole new level.

Our business strategy is to obtain revenue from ecommerce transactions and advertising services. Our brand idea is that people will act collaboratively to empower each other when the benefits are clearly perceived. With this in mind, our brand driver You, and the Power of the World reflects our belief that the eDOORWAYS brand is a key to individual and business empowerment in both the global and local contexts.

We are now at the beginning of a massive, worldwide change in habits, as more people get access to the Internet and learn how to use it. It is the convergence of new players on a new playing field developing new processes and habits for horizontal collaboration that will be the most important force shaping global economics and politics in the early twenty-first century.

The eDOORWAYS platform is where community and real-time problem solving converge - a warm yet powerful environment that nurtures the principles of openness, sharing, and acting globally - to empower individuals and small businesses as they self-organize to design goods or services, create knowledge, or simply produce dynamic, shared experiences.

Design Team

eDOORWAYS is comprised of a team of seasoned professionals leveraging our award-winning Smart One teaching technology and marketing expertise. Our team includes:

~{!$~}	Carmel Consulting - a seasoned Silicon Valley development firm specializing in developing collaborative web platforms.
~{!$~}	Technical Objectives, Inc. - an artificial intelligence scientist from AT&T research labs; a proven computer based training expert.
~{!$~}	Marty Lobkowitz - the former VP Mktg. for Office Depot; a channel marketing consultant to top retailers including Home Depot, Comp USA, Best Buy and others.
~{!$~}	speakTECH - software development firm specializing in new web initiatives.
~{!$~}	Telcordia - an innovative NJ based government contractor specializing in advanced software technology and network design.

Benchmarks

~{!$~}	$2 million in funding has been completed ; and an additional $165,000 in funding provided March 30, 2007;
~{!$~}	Working prototype of eDOORWAYS should be ready for demonstration - approximately June, 2007
~{!$~}	eDOORWAYS anticipates being available to serve the public / generating revenue - approximately August, 2007

Background

In the first quarter of 2006, we elected to revise our previous business model, which involved making acquisitions of privately-held entertainment companies with the objective of linking them to a new form of Internet product/ service distribution. We decided that the change was necessary because we had experienced difficulty raising sufficient capital for expansion, and because our attempt at leveraging the assets/revenue of our acquisitions to help them grow has been difficult as well. A third key factor in our decision is that the subsidiaries were not passing a portion of their revenues along to the parent company.

In place of our previous model, we plan to implement a new approach whereby we will become an Internet technology and marketing services company. We believe that this move will prove to be advantageous to both the company and its shareholders for the following reasons: First, it will give us an opportunity to leverage our previous experience with software design and development and Internet technology. Second, it will be a more focused and coherent strategy. By focusing on a single objective, we believe we can be more effective as an organization.

As an Internet technology and marketing services company, we will adopt a business model with several components. The three most important are:

1.	Creation and successful deployment of the eDOORWAYS initiative;
2.	The acquisition of accretive (defined as an acquisition that is expected to increase earnings per share) Internet technology and audio-visual production entities; and
	3.	The pursuit of strategic relationships with other relevant entities.

We expect to earn revenue from an effective implementation of these components. For example, it is anticipated that the eDOORWAYS platform could become a forum, or marketplace, for business-to-consumer e-commerce. Should this occur, we will earn a specified percentage of all sales transactions. There is also the possibility of earning consultative revenue by assisting businesses in setting up their electronic "storefronts." Third, all future acquisitions will be required to pass along a specified percentage of their net earnings to our parent company.

Because it will take a number of months, or possibly years, before we anticipate seeing significant revenue from eDOORWAYS we anticipate that we will need to find ancillary sources of capital. Our current plan is to:

* Secure short-term financing of at least $10 million. These funds will be used to pay for developing a prototype of eDOORWAYS that is anticipated to cost approximately $500,000. Also, we will use the funds to finance our operational activities (server farm & facility, retire existing debt, valuation fees, audits, legal fees, etc.), and to cover anticipated travel expenses associated with securing the participation of businesses establishing "eDOORWAYS storefronts".

We plan to take the following actions in conjunction with our new imperative:

*	Implement a new public relations campaign geared to bring attention to us and to eDOORWAYS

* Foster strategic relationships with well-established entities supportive of our mission and model, and who can help us gain access to potential venture partners, capital, etc.

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The Opportunity

There is an opportunity to be an active participant in the business-to-consumer Internet e-commerce marketplace. We are preparing our new portal initiative, eDOORWAYS, to be a leader in the next generation of "e-portals." We have coined the term "personalized lifestyle commerce" to describe a fundamental shift in emphasis toward true customer relationship building, sales and service within the context of the person's unique lifestyle orientation.

Our stated mission is to help people live life to the fullest by providing relevant, accessible help, guidance and support. Pursuant to this mission, we plan to pursue a technology initiative aimed at creating an advanced lifestyle information and entertainment portal that could change the way we seek help in managing our daily affairs. The initiative, eDOORWAYS, would offer a unique alternative to existing Internet search engines and portals such as Google and Yahoo by introducing a new "lifestyle" search metaphor coupled with an advanced "intelligent" user interface. Together, these innovations might provide expert guidance, assistance, and support to anyone seeking help - whether it's for home improvement, gardening, car repair, sports or numerous other popular lifestyle avocations.

Aggregating expert help into a specific context, or lifestyle, the eDOORWAYS portal would create the possibility for searchers to access additional, context-relevant information not readily available through current search mechanisms. eDOORWAYS would offer an enhanced media-rich form of interactivity and support for today's visually-oriented surfing community, and ultimately could serve as a platform for distributing entertainment content. eDOORWAYS could also serve as a central forum for new media e-commerce business-to-consumer product marketing, customer support and distribution.

There currently is no place for consumers to go on the Internet to obtain practical, relevant and complete help solving their daily lifestyle problems. Many believe that we've lost the type of one-on-one, highly personalized service many of us remember from the '50's and '60's. Large corporations are searching for the best way to leverage the Internet, reach consumers at a one-to-one level, engage them, close sales, and build a longstanding relationship. In view of these factors, there is an opportunity for a company to become an active participant in the business-to-consumer Internet e-commerce marketplace. We have set our sights on becoming that company.

To serve this opportunity, it will be necessary to create a portal that offers unprecedented personalized service and support to consumers with lifestyle needs, problems and issues. It must also provide the kind of platform that businesses can use to deliver such a service. Whoever accomplishes this task could become a significant forum for commerce on the Internet, competing in a market which is estimated to have grown to $170 billion in 2006 according to eMarketer in a report dated May, 2005 on E-Commerce in the US: Retail Trends.

While there are currently no competitors known to offer Internet services similar to those contemplated by our eDOORWAYS portal, there are significant portal and search engine service providers with extensive resources that they can bring to bear, should they decide to compete with our initiative. Among these are Amazon.com, America Online, Yahoo, Google and approximately 200 other entities of lesser stature in the e-commerce marketplace.

To further differentiate ourselves and eDOORWAYS from these and other established competitors, we believe that it will be imperative for us to:

.	Create eDOORWAYS to be a warm, friendly and convenient place for consumers;
.	Emphasize relationship building and servitude; and
.	Become the complete resource for a broad range of lifestyles and avocations.

eDOORWAYS Description and Overview

When created, eDOORWAYS will serve as a next-generation Internet portal offering consumers an opportunity to gain new, comprehensive and immersive experiences with a chosen lifestyle (i.e., motorcycling, sailing, rock climbing, home improvement, gardening, etc.) eDOORWAYS will also serve as a forum for specialized problem solving related to lifestyle issues, and potentially for sales transactions stemming from solutions offered by businesses to their new customers. In addition, consumers desiring to increase their knowledge or skills related to a lifestyle aspect (i.e., how to lay tiles; build a roof; how to sew, etc.) will be able to access relevant training. eDOORWAYS characteristics will be:

.	A business-to-consumer e-commerce marketplace;
.	Specialized Intelligent Performance Support (IPS);
.	Intelligent querying (searches);
.	Aggregated data acquisition, management and storage; and
.	Intelligent Training Support (ITS).

The following example offers an experience that a consumer might have while using eDOORWAYS services:

eDOORWAYS Service Example

As an example of how the eDOORWAYS portal might work, imagine that your hot water heater in your home is not working correctly. Unfortunately, troubleshooting malfunctioning hot water heaters is not your area of expertise. To garner the information you need, you enter the eDOORWAYS web portal on your laptop computer. In eDOORWAYS, you are escorted to the Home Improvement lifestyle area, where subject matter experts representing home improvement product and service vendors offer to lend a hand. You select a local vendor who introduces John, the hot water heater troubleshooting expert. With John's knowledgeable guidance and support, you gain the expertise necessary to diagnose the nature of the problem - a worn out coil. John offers to have a new one sent over immediately from their store down the street, or they can have it waiting for you to pick up. However, you decide that maybe its time for a new and larger 75 gallon heater. John points you to their water heater manufacturer's representative, who assists you in making a purchase choice. Shortly thereafter, the new heater is on its way to your home.

While this is an example of how eDOORWAYS might help solve a home improvement problem, the concept of "lending a helping expert hand" to assist you in your moment of need is potentially applicable to all lifestyles and avocations. In each case, the service will be entirely free to consumers - we will be paid by vendors in the form of a percentage of each sales transaction.

Possible Benefits to eDOORWAYS Users

1.
Serves as a user-friendly environment for today~{!/~}s visually-oriented surfers, emphasizing a sense of personalized "human" connectivity, simplicity of interaction, ease of information access and availability of experts who can help solve consumer problems.

2.	Offers surfers context-relevant information previously unavailable through current search mechanisms; surfers are offered new perspectives about lifestyles they would never have thought to ask about.
3.	Provides consumers with context-specific expertise for solving practical daily problems related to health, the home, family, etc.
4.	Serves as a resource for lifestyle education and personal improvement.

Possible Benefits for Participating Businesses

1.	Offers emerging companies an opportunity to compete with the market-share leaders in their industry, and grow their revenues without a significant investment in physical infrastructure.
2.
Offers market-share leaders a unique, affordable opportunity to attract additional new customers and more importantly, an avenue to cement a long-term relationship with existing customers by making services available every day, all year long.

3.
Serves as a new platform for business commerce, delivering targeted prospects (consumers) to vendors. Offers vendors a forum for demonstrating credibility and an avenue for closing the prospective customer.

4.	Provides an environment for customer relationship management and targeted marketing. Creates an avenue for personalized engagement and relationship building.

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Business Overview

Twelve Month Plan of Operations

During the next 12 months, we will direct our resources to the development of the eDOORWAYS web portal. In order to achieve this goal, we have divested ourselves of any subsidiaries or other corporate relationships that did not directly support or complement the eDOORWAYS portal strategy and its development. We will continue to enter into strategic alliances, form joint ventures and acquire interests in companies whose products and services integrate into the eDOORWAYS platform.

As the transition to the eDOORWAYS business model has proceeded, we have raised $2 million in capital, and are receiving an additional $165,000 on March 30,2007, for the eDOORWAYS portal technology which will involve integrating existing technologies and creating a new platform to manage the technologies to make eDOORWAYS cohesive, friendly and informative. If the plan as outlined is achieved within 12 months, we will have raised approximately $10 million for working capital, $3,000,000 of which to retire debt, $250,000 for technology demonstration prototype creation and the remainder to launch the product successfully in the marketplace.

The corporate relationships between us, subsidiaries, joint ventures and strategic alliances will be collaborative, but decentralized so that shared functions, such as accounting are efficient, but existing, successful operations will continue without significant adjustment. New operations will require significant management and professional resources.

Material Contracts

M Power entered into a contract with Booke and Company Inc., an investor relations firm, on August 1st, 2006. The terms of this contract cover a seven month period beginning August 1, 2006. The monthly retainer is $5,800. The contract was recently extended for an additional 6 months at the rate of $6,000 per month. Booke will perform services for M Power in all areas generally considered to be investor relations.

Competitive Business Conditions

eDOORWAYS will be an "open" website with typical HTML interactivity that people can access through internet searches as well as from a variety of partner/client websites. eDOORWAYS will compete either directly or indirectly with the following web-based entities: Google; About.com; Craigslist; Ebay, and Ask.com. These competitors do not have a collaboratively-based contextual (real time) service offering of the type contemplated by this Plan. A brief summary of each competitor and their service(s) is listed below.

~{!$~}
Google ($6.1b GR). Google is a search engine, which is designed to provide a simple, fast way to search the Internet for information. Offering users access to an index comprised of URLs, Google is the largest search engine on the World Wide Web. Google maintains the largest online index of websites and other content, making the information freely available to anyone with and Internet connection.

~{!$~}
About.com ($3.4b GR): About.com is a Web property used by one out of every five people on the Internet. It holds a role in the lives of more than 29 million opinion leaders as a source of original consumer information and advice. About.com has a Guide System that features 24 content channels and promotes original content from 500 topical advisors or ~{!0~}Guides~{!1~}. Guides share their passions across 57,000 topics and offer actionable information that is useful, practical and personally relevant. About.com offers individuals ~{!0~}How To~{!1~} advice on a preferred topic as well as the tools to get the job done.

~{!$~}
Craigslist ($2.4b GR): Craigslist is a centralized network of online urban communities, featuring free classified advertisements (with jobs, housing, personals, for sale/barter/wanted, services, community, gigs and resumes categories) and forum sorted by various topics. Craigslist serves over 4 billion page views per month. The site receives over 10 million new classified ads each month and over 500,000 new job listings each month. Craigslist is established in 310 cities all over the world.

~{!$~}
eBay ($4.6b GR): eBay is an online marketplace enabling trade on a local, national and international basis. With a diverse community of individuals and small businesses, eBay offers an online platform where millions of items are sold each day. eBay~{!/~}s items are available through auction style and fixed price trading. With buying and selling worldwide, eBay offers localized sites all over the world.

~{!$~}
Ask.com ($0.2b GR): Ask.com is a web search engine that allows users to find online information by asking a question, entering a phrase, or giving a key word. Also includes pictures, news and local search. Ask.com is one of the top five search engine companies. Ask.com~{!/~}s ExpertRank ranking algorithm gives users relevant search results by identifying the most authoritative sites on the web. Ask.com syndicates its search technology and advertising units to a network of affiliate partners.

Based on the intended design of eDOORWAYS, none of the five primary competitors we have identified is attempting to offer an intensive problem solving service of the nature that we are contemplating. It can be argued that Google and Ask.com offer their search capabilities as a problem solving tool. While we are willing to concede this fact, the searches that can be performed do not approximate the kind of collaborative problem solving service we are contemplating whereby the search function is combined with context-relevant "info-pedia" information (i.e., the wiki database to be created and maintained by an informed consumer population) and other useful functions such as placing the consumer in contact with real-time retailer and manufacturer product/service status and availability information, guidance and support and offering valuable context-relevant "community chat" solutions offered by other consumers familiar with the problem faced by the consumer.

Concerning our second contemplated service, a dedicated e-commerce marketplace with an extensive collaborative component, Craigslist and eBay both compete in the buy-sell arena, but do not offer a service that would allow retailers and manufacturers to collaborate with the consumer on a real-time basis. Our third contemplated service offering, an omnibus lifestyle "info-pedia", would compete directly with About.com. However, the service offering we are contemplating would be focused solely on lifestyle topics and hopefully, offer much greater depth of coverage.

Our branding strategy is based in a large part on our perception that the Internet services market is moving toward a new phase whereby there will be a major push in the direction of aggregating both static and contextual information of potential interest to consumers and rendering that information to consumers in a form that is easier to understand and relate to. It can be safely assumed that the larger, more dominant players in the market will take the lead in this effort. Our plan is to move quickly and effectively to assume a dominant role in the niche before the larger players are able to act. If we are not able to do this, we will find ourselves at a significant disadvantage.

Also, the implementation of the eDOORWAYS service offering is geared to a phased rollout of the three service components beginning with creation of an initial wiki community-driven info-pedia database. Our objective is to introduce the problem-solving components of our Plan as quickly as possible by offering initial inducements to retailers and manufacturers to play a role. As this process unfolds, there are problems or issues that could arise. Some of these are:

~{!$~}
The ability to reach "critical mass" regarding the initial population of the information database may take longer than anticipated if the public is slow to grasp what we are doing. This would be a significant limiting factor;

~{!$~}	Retailers and manufacturers could take a wait-and-see attitude regarding eDOORWAYS, choosing to wait until the gateway has a large amount of traffic before they jump in; and
~{!$~}	Competitors may quickly see the value of what we are doing and attempt to modify their service offerings to compete.
~{!$~}	eDOORWAYS is being introduced at a time when many believe that the internet services/search engine market is becoming "commoditized."

We are taking these possibilities into consideration as we move forward Our research has given us a reasonably high level of comfort that these occurrences are manageable. Should any of them occur, we believe that there are ways that we can continue to move forward toward profitability by focusing on alternative points of differentiation. In regard to the issue of "commoditization" of the internet services/search engine market, we believe that we will enjoy the benefit of a key differentiator - we will have a large, powerful ally (Home Depot or an equivalent) who will also have an interest in the site's success. They will provide a lot of "push" to get eDOORWAYS in front of users.

In view of the above, eDOORWAYS' competitive advantage and value-add may be summarized as follows:

A)	End-user benefits of eDOORWAYS

On the same web page, we will provide our users the solution to a problem, validated by millions of experts, as well as the enabler who can provide the ~{!0~}tools~{!1~} needed to arrive at that solution, whether that is actual products or services.

B)	Partner benefits

Our partners will have the opportunity to attract new customers, get closer to existing customers, learn about real-life business trends earlier and more efficiently than they do today, and grow sales while leveraging their existing infrastructure (ie: they are already invested in web selling.)

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Technologies Used to Provide Services

Until we complete the Branding Plan, we will not be able to make a final determination of the technologies we will require to offer our contemplated services. Currently we believe that the eDOORWAYS service offering will be accomplished through the integration of the following software technologies:

~{!$~}	Wiki software - available for free to the public; used by Wikipedia and others for content management and presentation.
~{!$~}	"Targeting" software - used to pinpoint consumers' physical location and market availability; available from numerous vendors.
~{!$~}	"Push" software - used to drive "permission" marketing campaigns of our partners; available from numerous vendors.
~{!$~}	Systems integration software - used to "manage" all of the above; available from numerous vendors.
~{!$~}	Smart One teaching software - our proprietary expert systems based educational software; to be updated and revised to accommodate recent advances in presentation and transmission capabilities.

Research and Development

M Power is currently working with Digital Carmel Consulting and speakTECH to complete development of the prototype of the eDOORWAYS platform. We have completed the technical design specifications for the eDOORWAYS platform and distance learning component. During 2006 and 2005 we have spent approximately $25,000 in research and development and have plans to spend $500,000 in 2007 to complete the prototype of eDOORWAYS.

Customers

We currently have no customers and generate no revenues.

Intellectual Property and Proprietary Rights

In September, 2006, M Power completed the search for the mark of eDOORWAYS and it~{!/~}s availability was confirmed. Notification of approval for registration for the mark was received in February, 2007, and completion of the registration is anticipated in the 2nd Quarter of 2007.

Employees

As of December 31, 2006, we had one (1) employee. During 2006, we relied on consultants rather than employment contracts.

DESCRIPTION OF PROPERTY

On April 20, 2006, we leased office space in Santa Monica, California so that we could be near the development firm who is helping us to develop our web platform. The term of the lease is for twelve months, and ended April 20, 2007. Monthly rent on the space is $3,200. As the term of the lease ended, the office space is available to us on a month to month basis, with 30 days notice being required by either party to terminate the existing lease agreement.

LEGAL PROCEEDINGS

Texas Workforce Commission. On February 10, 2000, the Texas Workforce Commission placed an administrative lien on us in the amount of $109,024 in connection with a claim for unpaid compensation by our former employees. This amount has been accrued in our financial statements under the heading ~{!0~}Accrued Expenses~{!1~}.

Marathon Oil Company. A default judgment was taken against us in favor of Marathon Oil Company on August 31, 1999 in the amount of $326,943 representing past and future rentals under a lease agreement, together with $7,500 in attorney's fees and post judgment interest at 10% per annum until paid. Credit towards the judgment was ordered for sale of personal property by the Sheriff or Constable. We believe the personal property sold for approximately $28,000. To the extent that the property was leased during the unexpired term, it is possible that there would be a mitigation of the damages claim in our favor. We believe that some or all of the space was subsequently rented approximately 90 days later. The remaining $306,443 has been accrued in our financial statements under the heading "Accrued Expenses."

Awalt Group, Inc. Awalt Group, Inc. commenced litigation against us in January 2004 in the United States District Court, Southern District of Texas, Houston Division (Cause No. H-03-5832). This case relates to advertising and promotional services rendered prior to July, 1999. The Plaintiff is requesting $77,189 for actual amounts invoiced and $10,000 in attorney~{!/~}s fees. Per their invoices, these are for services rendered from May 26, 1998 through June 15, 1999. We filed an answer and are defending the lawsuit under Section 16.004 of the Texas Civil Practice and Remedies Code, i.e., we believe that the statute of limitations has tolled the claim. The case was dismissed by the Federal court in 2005 for lack of diversity, but the plaintiffs re-filed in state court alleging a sworn account in the amount of $78,294 plus costs, interest and attorney fees. We have filed an Answer asserting our statute of limitations defense. On August 10, 2005, we filed a Motion for Summary Judgment based on the limitations defense and set it for hearing to be held on September 2, 2005. The court in the Awalt case ruled in our favor on our Motion for Summary Judgment and signed a Take Nothing Judgment in our favor on November 1, 2005. The Awalt Group has appealed that decision to the Fourteenth Court of Appeals in Houston, Texas where it is now pending. Both sides have filed their briefs and it was set on the submission docket in the Court of Appeals for the end of February, 2007. There has been no ruling by the Court of Appeals as of this date.

We are not aware of other claims or assessments, other than as described above, which may have a material adverse impact on our financial position or results of operations.

MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about our executive officers and directors.

Name	Age	Position
Gary F. Kimmons	56	Chairman of the Board President Chief Executive Officer Chief Financial Officer
Lance Kimmons	27	Director
Kathryn Kimmons	53	Director Secretary

Set forth below is certain biographical information regarding our executive officers and directors:

GARY F. KIMMONS, Age 56, has served as chairman of the board since August 1998, and from 1993 until April 1998. Mr. Kimmons has also served as president and chief executive officer since 1993 and secretary since September 1998. Mr. Kimmons has extensive experience in the design, development and implementation of business management and technical training systems. Mr. Kimmons received a Bachelor of Science degree in psychology, anthropology, and behavioral science from Rice University in 1973 and a masters degree in applied industrial psychology and management science from Stevens Institute of Technology in 1975.

DAMIAN ~{!0~}LANCE~{!1~} KIMMONS, age 27, rejoined the board on January 1st, 2007. Mr. Kimmons originally held a position on the board in 2002. He attended St. Thomas University from 1998 to 2002, where he majored in business. Mr. Kimmons has assisted his father, Gary Kimmons, with the development of our business development plan, with a key focus on the automotive vertical marketplace. In addition to holding his board position, Mr. Kimmons is preparing to assume a full-time role with us during the 2007 calendar year.

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KATHRYN KIMMONS, age 53, currently serves as the Secretary and a Director and has held the position from June, 2002. Mrs. Kimmons has over 20 years of experience in the entertainment industry as well as 10 years in retail sales and operations. A business entrepreneur who has founded her own entertainment business as well as a retail business selling antiques and collectibles, Mrs. Kimmons is experienced merchandising presentation, interior and retail buying.

Family Relationships

Gary Kimmons and Kathryn Kimmons are husband and wife. Lance Kimmons is the son of Gary and Kathryn Kimmons.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation paid for services rendered during the periods indicated:

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long Term Compensation
Gary F. Kimmons	Salary	Bonus	Other	Restricted stock awards	Options/SARs	Long term compensation payouts	All other compensation

2006	$240,000	$40,000					$762,976
2005	$240,000
2004	$240,000

*	Mr. Kimmons, the President and CEO of the Company is currently subject to an Employment Agreement with the Company. See "Employment Contracts" below.

*
For 2006 and 2005, Mr. Kimmon's base salary was $240,000. In 2005, Mr. Kimmon's was paid through the issuance of 4,500,000 (pre-split) shares of common stock in February, 2005, which issuance paid overdue accrued compensation for 2004.

*	In 2006, Mr. Kimmons was issued 1,000 shares of Series D Preferred Stock. These shares were issued for services and were valued at $762,976.

*	In 2006, Mr. Kimmons was paid a $40,000 performance bonus for services provided in 2006.

*
For 2005, Mr. Kimmon's base salary was $240,000. $118,760 of which was paid in cash, $20,000 of which was paid through the issuance of warrants to acquire 80,000 shares of common stock exercisable at $0.35 per share until December 31, 2007, and $101,239 of which was paid on March 25, 2004 in the form of 8,230,861 shares of restricted common stock issued to Mr. Kimmons at a price of $0.0123 per share. In 2002, Mr. Kimmons received a base salary of $240,000, $130,000 of which was paid through the issuance of 1,300,000 post-reverse split adjusted restricted shares of common stock and $110,000 of which was paid in 2003 in the form of a warrant entitling Mr. Kimmons to (3) January 31, 2006. The agreement defines a change of control as:(1) any person acquiring 30% of Company or if Mr. Kimmons' voting rights are outstanding shares, (2) if during a two year the board of directors (and any new on purchase 520,000 shares of common stock at a price of $0.35 per share.

Employment Contract

On February 1, 2003, the Company entered into a new employment agreement with Mr. Kimmons. The agreement initially provided for a three-year term that now automatically renews at the end of the term for consecutive one-year terms, and which provides for an annual base compensation of $240,000 and non-qualified stock options to 3,000,000 shares of Common Stock under the Company's 2003 Stock Option Plan, at a purchase price of $0.18 per share (110% of the closing market price on the date of grant). Options to purchase 1,000,000 shares are exercisable immediately, options to purchase 1,000,000 shares vest and shall be exercisable at such time as the Company is current and filed its annual and quarterly reports for the years 2000, 2001 and 2002 and any reports then due for the fiscal year 2003, and options to purchase 1,000,000 shares vest and shall be exercisable at such time as the Company has raised a minimum of $500,000 in investment capital. Upon Mr. Kimmon's death or disability all unvested warrants will become immediately vested and exercisable. The Company may terminate the agreement for cause, or upon the extended disability or death of Mr. Kimmons. Mr. Kimmons may terminate the agreement for good reason, which is defined as (1) diminution of duties, (2) failure by the Company to comply with the agreement, (3) a requirement by the Company for Mr. Kimmons to move locations, (4) any purported termination other than as permitted in the agreement, (5) a change of control, or (6) failure to have a successor corporation assume the agreement. If the agreement is terminated in connection with a change of control, (1) the Company must pay Mr. Kimmons an amount equal to approximately three times the sum of his annual base salary and the average of the last annual incentive bonuses actually paid, (2) all outstanding warrants immediately vest, (3) welfare and fringe benefits are provided for one year, (4) the Company must pay the sum of any earned salary not yet paid, deferred compensation and an amount equal to 150% of the value of Mr. Kimmons accrued benefits in any Company long term incentive plan times a fraction equal to the months worked in the performance period before termination divided by the total performance period. If the agreement is terminated for cause or Mr. Kimmons terminates for other than good reason, the Company shall pay earned but unpaid salary and any vested benefits payable to him under a plan or policy. In the event of a change of control, Mr. Kimmons will remain with the Company until the later of: (1) 15 days after the one year anniversary of the change of control, (2) 15 days after the anniversary date of any merger, the reduced to less than 30% of the period, individuals who were directors elected by two-thirds of directors in office at the beginning of the period or whose election or nomination was so approved) cease to be a majority of the board of directors, (3) if the shareholders approve a merger or consolidation (other than a merger in which company shareholders own at least 50% of surviving entity), or (4) a complete liquidation.

Director Compensation

On January 1, 2007, the Board of Directors approved the appointment of Lance Kimmons to the Board of Directors to fill the position vacated by Dick Meador. Under the Agreement, Mr. D. Kimmons will serve as a Director from January 1, 2007 through December 31, 2007 and will receive compensation of 500,000 restricted shares of common stock or warrants to purchase 500,000 restricted shares of common shares.

On March 31, 2004 the Board of Directors approved and adopted the GK Intelligent Systems, Inc. 2004 Stock Option Plan ("2004 Plan") which became effective April 5, 2004. The 2004 Plan was established in order to provide a method to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants and to promote the success of the Company's business through the issuance of options, stock purchase rights, other stock-based awards, and other benefits. Options granted under the 2004 Plan may be Incentive Stock Options as defined in Section 422 of the Internal Revenue Code or Non-Qualified Stock Options. The number of common shares authorized under the 2004 Plan is thirty million (30,000,000).

All issuances in 2006 and 2005 were made against the 2004 plan. On August 22, 2005, the 2004 Stock Option Plan was amended to add 40,000,000 shares to the plan and became effective on September 9, 2005.

As of December 31, 2006, there were non-qualified stock options outstanding to purchase 678,253 shares of common stock, of which 678,253 were exercisable. For the fiscal year ended December 31, 2006, the Company did not maintain any long-term retirement or other benefit plan, except as described in this report.

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Non-Employee-Directors and Consultants Retainer Stock Plan

On March 31, 2004 the Board of Directors approved and adopted the Non Employee-Directors and Consultants Retainer Stock Plan for the Year 2004. The plan was established in order to provide a method whereby chosen directors and persons providing services to the Company may be offered incentives in addition to those presently available, and may be stimulated by increased personal involvement in the fortunes and success of the Company, thereby advancing the interests of the Company and its shareholders. The number of common shares authorized under the plan is two million (2,000,000).

All issuances in 2006 and 2005 were made against the 2004 plan.

Option Grants

There were no option grants during fiscal year ended December 31, 2006.

Option Exercise and Year End-Value

There were not options exercised in fiscal year ended December 31, 2006.
 PRINCIPAL STOCKHOLDERS

The following table sets forth certain information derived from the named person, or from the transfer agent, concerning the ownership of common stock as of March 30, 2007, of (i) each person who is known to us to be the beneficial owner of more than 5 percent of the common stock; (ii) all directors and executive officers; and (iii) directors and executive officers as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)

Gary F. Kimmons	13,155,742(2)(3)	7.7%
2602 Yorktown Place
Houston, Texas 77056

Kathryn Kimmons	13,155,742(4)	7.7%
2602 Yorktown Place
Houston, Texas 77056

Damian Lance Kimmons	22,500	Less than 1%
2602 Yorktown Place
Houston, Texas 77056

All Directors and Executive Officers as a Group (3 in number)	13,178,242	7.7%

(1)	Based on 170,634,688 shares issued and outstanding as of March 30, 2007.
(2)
Mr. Kimmons is a general partner of the Kimmons Family Partnership, Ltd., and as such has the sole voting, investment and disposition power over the 33,633 shares of Common Stock owned by the partnership.

(3)
Mr. Kimmons is deemed to own 13,115,742 shares (a)13,064,106 shares owned of record by Mr. Kimmons, (b) 33,636 of these shares owned of record by the Kimmons Family Partnership, Ltd., by virtue of Mr. Kimmons being the General Partner of the Kimmons Family Partnership, Ltd., (c) 3,000 of these shares by virtue of warrants to purchase these shares, and (d) 15,000 of these shares by virtue of options to purchase these shares (options to purchase 15,000 of these shares have already vested.)

(4)	Mrs. Kimmons is deemed to have indirect beneficial ownership of these shares, as the spouse of Gary F. Kimmons.

Preferred Shareholder Table

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (4)
Gary Kimmons (1) 2602 Yorktown Place Houston, Texas 77056	1,000	100%

(1)  Gary Kimmons owns 1,000 shares of Series D Preferred Stock.

Under the terms of the callable secured convertible note and the related warrants, the callable secured convertible note and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of callable secured convertible notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Therefore, the table does not include AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millenium Capital Partners II, LLC.

 SELLING STOCKHOLDERS
Selling Security Holders and Recent Financing

On March 30, 2007 we entered into a Securities Purchase Agreement with for a total subscription amount of $165,000 that includes Stock Purchase Warrants and Callable Secured Convertible Notes with AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC. The funding of $165,000 was completed on March 30, 2007 with the following parties and evidenced by callable secured convertible notes: AJW Partners, LLC invested $8,250; AJW Offshore, Ltd. invested $132,000; AJW Qualified Partners, LLC invested $19,800 and New Millenium Capital Partners II, LLC invested $4,950. The parties received the following amount of warrants: AJW Partners, LLC - 75,000 warrants; AJW Offshore, Ltd. -1,200,000 warrants; AJW Qualified Partners, LLC - 180,000 warrants; and New Millenium Capital Partners II, LLC - 45,000. The callable secured convertible notes are convertible into shares of our common stock based upon an average of the lowest three intra-day trading prices of our common stock during the 20 days immediately prior to the conversion date multiplied by a discount of 40%. The exercise price of the warrants is $.0016 per share. Under the terms of the callable secured convertible note and the related warrants, the callable secured convertible notes and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of callable secured convertible notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934.

Upon the full subscription to the Securities Purchase Agreement, including the issuance of the full 1,500,00 warrants and the conversion in full of the Callable Secured Convertible Notes, the total shares being registered are 52,511,728 as follows: (i) AJW Partners, LLC - 2,625,586 shares of common stock issuable in connection with the conversion of the callable secured convertible note and 75,000 shares of common stock issuable in connection with the exercise of the Warrants; (ii) AJW Offshore, Ltd. - 42,009,382 shares of common stock issuable in connection with the conversion of the callable secured convertible note and 1,200,000 shares of common stock issuable in connection with the exercise of the Warrants; (iii) AJW Qualified Partners, LLC - 6,301,407 shares of common stock issuable in connection with the conversion of the callable secured convertible note and 180,000 shares of common stock issuable in connection with the exercise of the Warrants; and (iv) New Millenium Capital Partners II, LLC - 1,575,352 shares of common stock issuable in connection with the conversion of the callable secured convertible note and 45,000 shares of common stock issuable in connection with the exercise of the Warrants.

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The following table sets forth the names of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of March 30, 2007 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholders (11)	Shares of common stock owned prior to the offering (1)	Shares of common stock to be sold in the offering (2)		Number of shares owned after the offering	Percent of shares owned after the offering
AJW Partners, LLC (7)	0	0	(3)	2,625,586	0%
AJW Offshore, LTD (8)	0	0	(4)	42,009,382	0%
AJW Qualified Partners, LLC (9)	0	0	(5)	6,301,407	0%
New Millenium Capital Partners II, LLC (10)	0	0	(6)	1,575,352	0%

(1) Based on 52,511,728 shares issued and outstanding as of March 30, 2007.

(2) The conversion has been calculated based on the maximum number of shares the investors can receive in accordance with the 8% Callable Secured Convertible Notes. The number of shares set forth in the table for the selling stockholders represents an estimate of the number of shares of common stock to be offered by the selling stockholders. The actual number of shares of common stock issuable upon conversion of the notes and exercise of the warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. Under the terms of the notes, if the notes had actually been converted on March 30, 2007, the conversion price would have been $.0003. Under the terms of the notes and the related warrants, the notes are convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through their ownership of the notes and the warrants.

(3) Consists of the following shares: 2,625,586 shares of common stock issuable in connection with the conversion of the callable secured convertible note; and 75,000 shares of common stock issuable in connection with the exercise of the Warrants.

(4) Consists of the following shares: 42,009,382 shares of common stock issuable in connection with the conversion of the callable secured convertible note; and 1,200,000 shares of common stock issuable in connection with the exercise of the Warrants.

(5) Consists of the following shares: 6,301,407 shares of common stock issuable in connection with the conversion of the callable secured convertible note; and 180,000 shares of common stock issuable in connection with the exercise of the Warrants.

(6) Consists of the following shares: 1,575,352 shares of common stock issuable in connection with the conversion of the callable secured convertible note; and 45,000 shares of common stock issuable in connection with the exercise of the Warrants.

(7) AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC.

(8) AJW Offshore, Ltd. is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Offshore Ltd.

(9) AJW Qualified Partners, LLC is a private investment fund that is owned by its investors and managed by AJW Manager, LLC of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC.

(10) New Millennium Capital Partners II, LLC is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II LLC of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by New Millennium Capital Partners, LLC.

(11) None of the selling stockholders are broker-dealers or affiliates of broker-dealers.

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 PLAN OF DISTRIBUTION

All of the stock owned by the selling security holders, including our officers and directors, will be registered by the registration statement of which this prospectus is a part. The selling security holders may sell some or all of their shares immediately after they are registered. The selling security holders shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

*	ordinary brokers transactions, which may include long or short sales,
*	transactions involving cross or block trades on any securities or market where our common stock is trading,
*
purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus, ~{!0~}at the market~{!1~} to or through market makers or into an existing market for the common stock,

*	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
*	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
*	any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $100,000.

We have informed the selling stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the selling stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus. The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such rule.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related party transactions include transactions with the President and Chief Executive Officer, Mr. Gary Kimmons. Transactions with Mr. Kimmons included in these financial statements include accounts payable and accrued expenses as of December 31, 2005 totaling $35,955. The statement of operations for the years ended December 31, 2005 includes interest expense to Mr. Kimmons in the amounts of $16,649. The statements of cash flows reflect short term borrowings of $269,109 for the year ended December 31, 2005 as well as repayments of short-term borrowings in the amounts of $269,109. There were no related party transactions in 2006.

Gary Kimmons, Kathryn Kimmons, and Lance Kimmons are all related.  Gary Kimmons and Kathryn Kimmons are husband and wife, and Lance Kimmons is their son.

Mr. Kimmons also provides us with our executive offices located at 2602 Yorktown Place, Houston, Texas 77056 at no charge to the company.

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DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

Common Stock

We are presently authorized to issue one billion (1,000,000,000) shares of $.001 par value common stock. At March 30, 2007, we had 170,634,688 of common stock outstanding. The holders of our common stock are entitled to equal dividends and distributions when, as, and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other of our securities, except for outstanding options described above. Upon liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights, so the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Reverse Stock Split

On May 18, 2005, M Power effected a reverse stock split of its authorized and issued common stock on a one share for two hundred shares basis. Following the reverse stock split, total outstanding shares of common stock was reduced to 1,374,759 shares. Also effective on May 18, 2005, M Power's trading symbol on the Over the Counter Bulletin Board was changed from "GKIG" to "MPWE."

M Power retained the current par value of $0.001 per share for all shares of common stock. All references in the financial statements to the number of shares outstanding, per share amounts, and stock option data of M Power's common stock have been restated to reflect the effect of the reverse stock split for all periods presented.

Preferred Stock

Series A Convertible Preferred Stock

We are presently authorized to issue 7,000,000 shares of Series A Convertible Preferred Stock, $.001 par value. As of May 18, 2006, we have no shares of Series A Preferred Stock issued and outstanding. The characteristics of our Series A Convertible Preferred Stock are set forth below:

The shares of Series A Convertible Preferred Stock have a stated value of $6.00 per share accrued dividends at 6% per annum beginning January 1, 1998 and along with unpaid dividends were convertible into shares of the Company's common stock beginning January 1, 1998 at the rate of $6.00 per common share as adjusted for certain events. Also beginning January 1, 1998, the Company had the right to redeem the shares at their stated value of $6.00 per share, plus any accrued and unpaid dividends. However, once notified of the Company's intention to redeem, the holder has the option to convert the preferred shares to common prior to the Company exercising its redemption rights. In addition, the Series A Convertible Preferred Stock carried voting rights beginning January 1, 1998 even if not converted. No redemption rights were held by the Series A preferred stockholders.

Series B Convertible Preferred Stock

We are presently authorized to issue 1,100,000 shares of Series B Convertible Preferred Stock, $.001 par value. As of May 18, 2006, we have no shares of Series B Preferred Stock issued and outstanding. The characteristics of our Series B Convertible Preferred Stock are set forth below:

The Series B Convertible Preferred Stock was authorized specifically for acquisitions of subsidiaries. The shares of Series B Convertible Preferred Stock are convertible into common stock at a rate of 3.15 post-split common shares for one preferred share after May 1, 2005. The preferred shares carry no liquidation preference and no dividend rate.

Series C Convertible Preferred Stock

We are presently authorized to issue 1,000,000 shares of Series C Convertible Preferred Stock, $.001 par value. As of May 18, 2006, we have no shares of Series C Convertible Preferred Stock issued and outstanding. The characteristics of our Series C Preferred Stock are set forth below:

The Series C Convertible Preferred Stock was authorized specifically for acquisitions of subsidiaries. Each share of Series C Convertible Preferred Stock is convertible into four shares of post-split restricted common stock after June 1, 2005 or may be redeemed by us at $4.00 per share. Each share of Series C Convertible Preferred Stock has four votes, subject to adjustment, and votes with the common stock as a class together. The Series C Preferred Shares carry no liquidation preference, and no dividend rate.

Series D Preferred Stock

We are presently authorized to issue 1,000 shares of Series D Preferred Stock, $.001 par value. As of May 18, 2006, we have 1,000 shares of Series D Preferred Stock issued and outstanding. The characteristics of our Series D Preferred Stock are set forth below:

The shares of Series D Preferred Stock have the same dividend rights as the common stock and give the holder, Gary Kimmons, the right to vote on all shareholder matters equal to fifty-one (51%) percent of the total vote. These shares of stock were issued for employment services and are valued at $762,976.

Convertible Notes

On April 18, 2006, we entered into a Securities Purchase Agreement for a total subscription amount of $2,000,000 that included Stock Purchase Warrants and Callable Secured Convertible Notes with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millenium Capital Partners II, LLC. The initial funding of $700,000 was completed on April 18, 2006 with the following parties and evidenced by callable secured convertible notes: AJW Partners, LLC invested $77,700; AJW Offshore, Ltd. invested $413,350; AJW Qualified Partners, LLC invested $199,500 and New Millenium Capital Partners II, LLC invested $9,450. The parties received the following amount of warrants: AJW Capital Partners, LLC - 3,330,000 warrants; AJW Offshore, Ltd. -17,715,000 warrants; AJW Qualified Partners, LLC - 8,550,000 warrants; and New Millenium Capital Partners II, LLC - 405,000. The callable secured convertible notes are convertible into shares of our common stock based upon an average of the lowest three intra-day trading prices of our common stock during the 20 days immediately prior to the conversion date multiplied by a discount of 40%. The exercise price of the warrants is $.10 per share. We received an additional $600,000 when we filed the SB-2 registration statement (evidenced by a Callable Secured Convertible Note). There is a final funding commitment of $700,000 (evidenced by a Callable Secured Convertible Note) which was received when our registration statement became effective.

On March 30, 2007 we entered into a Securities Purchase Agreement with for a total subscription amount of $165,000 that includes Stock Purchase Warrants and Callable Secured Convertible Notes with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC. The funding of $165,000 was completed on March 30, 2007 with the following parties and evidenced by callable secured convertible notes: AJW Partners, LLC invested $8,250; AJW Offshore, Ltd. invested $132,000; AJW Qualified Partners, LLC invested $19,800 and New Millenium Capital Partners II, LLC invested $4,950. The parties received the following amount of warrants: AJW Capital Partners, LLC - 75,000 warrants; AJW Offshore, Ltd. -1,200,000 warrants; AJW Qualified Partners, LLC - 180,000 warrants; and New Millenium Capital Partners II, LLC - 45,000. The callable secured convertible notes are convertible into shares of our common stock based upon an average of the lowest three intra-day trading prices of our common stock during the 20 days immediately prior to the conversion date multiplied by a discount of 40%. The exercise price of the warrants is $.0016 per share.

Warrants

On April 18, 2006, we issued 30,000,000 warrants. Each Warrant entitles the holder to one share of our common stock at an exercise price is $.10 and is exercisable for seven years from the date of issuance.

On March 30, 2007, we also issued 1,500,000 warrants. Each Warrant entitles at an exercise price of $0.0016 and is exercisable for seven years from the date of issuance.

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CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

Independent Public Accountants

Our independent accountants for the fiscal years ended December 31, 2006 and 2005 were Hanson, Barnett, and Maxwell, CPAs of Salt Lake City, Utah; HJ Associates of Salt Lake City, Utah; Webb & Company, PA, of Boynton Beach, Florida; and Malone & Bailey, PC, of Houston, Texas.

(a) Audit Fees. During the fiscal years ended December 31, 2006 and 2005, the aggregate fees billed by Hanson, Barnett, and Maxwell, CPAs; HJ Associates; Webb & Company; and Malone & Bailey for services rendered for the audit of our annual financial statements and the review of the financial statements included in our quarterly reports on Form 10-QSB or services provided in connection with the statutory and regulatory filings or engagements for those fiscal years, was $99,679 and $28,226, respectively.

(b) Audit-Related Fees. During the fiscal years ended December 31, 2006 and 2005 our auditors Webb & Company and Malone & Bailey did not receive any fees for any audit-related services other than as set forth in paragraph (a) above.

(c) Tax Fees. Our auditors did not provide tax compliance or tax planning advice during the fiscal years ended December 31, 2006 and 2005.

(d) Other Fees. During the fiscal years ended December 31, 2006 and 2005, our auditors did not receive any fees for services rendered, other than those described above.

Audit Committee

Currently our audit committee consists of our entire Board of Directors. We currently do not have nominating, compensation committees or committees performing similar functions. There has not been any defined policy or procedure requirements for shareholders to submit recommendations or nomination for directors.

During fiscal years 2005 and 2006, there were informal meetings held by this Committee. The business of the Audit Committee was conducted by resolutions consented to in writing by all the members and filed with the minutes of the proceedings of the Audit Committee.

The audit committee approved the appointment of Webb & Company, P.A. on October 4, 2006, as our independent registered public accounting firm engaged by the company for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the company.

Audit Committee Financial Expert

Our board of directors has determined that it does not have a member of its audit committee that qualifies as an "audit committee financial expert" as defined in Item 401(e) of Regulation S-B, and is "independent" as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

We believe that the members of our board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. In addition, we believe that retaining an independent director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated any material revenues to date.

TRANSFER AGENT

Our transfer agent is American Registrar and Transfer Co., 342 E. 900 South, Salt Lake City, Utah 84110. Their telephone number is (801) 363-9065.

EXPERTS

The financial statements included in this prospectus for  2006 and 2005 have been audited by Webb & Co., PA and Malone & Bailey, PC ,  independent auditors,  respectively, as stated in their reports appearing herein and elsewhere in the registration statement, which reports express an unqualified opinion and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of our common shares offered will be passed upon for us by Anslow & Jaclin, LLP, Manalapan, New Jersey 07726.

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PART I - FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

M POWER ENTERTAINMENT, INC.
BALANCE SHEETS

	March 31,	December 31,
	2007	2006
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash	$597,110	$728,393
Prepaid Insurance	8,045	14,809
OTHER ASSETS
Deferred Financing Costs, net of accumulated amortization of $139,550 and $96,439, respectively	268,580	295,191
Deposits	4,800	4,800
Fixed Assets, net of accumulated depreciation of $1,244 and $1105, respectively	4,305	4,444
TOTAL ASSETS	$882,840	$1,047,637

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable - trade	$77,436	$51,512
Accounts payable - related parties	-	-
Accrued expenses	864,296	826,781
Accrued expenses - related parties	-	-
Notes Payable	162,388	157,798
Convertible Debenture Derivative Liability	3,446,830	4,157,382
Total Current Liabilities	4,550,950	5,193,473

LONG TERM LIABILITIES
Convertible Debentures 6%, net of discount of $2,039,508 and $1,851,000, respectively	151,775	129,297
Total Long Term Liabilities	151,775	129,297

TOTAL LIABILITIES	4,702,726	5,322,770

STOCKHOLDERS' DEFICIT
Series D Preferred Stock, $0.001 par value per share; 1,000 shares authorized 1,000 and 0 shares issued, respectively	1	1
Common Stock, $0.001 par value per share; 1,000,000,000 shares authorized; 169,637,688 and 75,497,688 shares issued and outstanding, respectively	169,638	75,498
Additional Paid-In Capital	61,537,739	61,398,052
Accumulated Deficit	(65,527,263)	(65,748,684)
Total Stockholders' Deficit	(3,819,885)	(4,275,133)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$882,840	$1,047,637

SEE NOTES TO UNAUDITED FINANCIAL STATEMENTS

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M POWER ENTERTAINMENT, INC
STATEMENTS OF OPERATIONS
(unaudited)
	Three Months March 31,
	2007	2006
OPERATING EXPENSES
Depreciation and amortization	$139	$139
Compensation expense	130,000	808,776
Professional fees	107,913	45,880
General and administrative	45,556	485,743
Total operating expense	283,608	1,340,538

LOSS FROM OPERATIONS	(283,608)	(1,340,538)

OTHER INCOME (EXPENSES)
Interest expense and loan discount fee	(160,590)	(14,277)
Gain/(Loss) on derivative liability	665,619
Total other income (expenses)	505,029	(14,277)

NET INCOME (LOSS)	$221,421	$(1,354,815)

BASIC INCOME ( LOSS) PER SHARE	$0.01	$(0.03)

DILUTED (LOSS) PER SHARE	$(0.00)	$(0.03)

BASIC WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	28,509,978	49,668,101

DILUTED WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	2,885,652,835	49,668,101

SEE NOTES TO UNAUDITED FINANCIAL STATEMENTS

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M POWER ENTERTAINMENT, INC
STATEMENTS OF CASH FLOW
(unaudited)
	Three Months Ended March 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITES
Net income (loss)	$221,421	(1,354,815)
Adjustments To Reconcile Net Income (Loss) To Cash
(Used In) Operating Activities
Depreciation and Amortization Expense	139	139
Common Stock And Warrants Issued For Services		1,190,687
Gain/(Loss) On Derivative	(665,619)
Interest And Loan Disc Fees	160,590
Cancellation of Stock issued for services	(29,000)
Changes In Operating Assets And Liabilities:	-
Other Current Assets	6,764
Accounts Payable And Accrued Expenses	25,922	87,411
Accounts Payable And Accrued Expenses Related Party	-	1,294

Net Cash Used In Operating Activities	(279,783)	(75,284)

CASH FLOWS FROM INVESTING ACTIVITIES
Net Cash Used In Investing Activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds From Issuance Of New Debt	148,500
-
Net Cash Provided By Financing Activities	148,500	-
-

NET INCREASE (DECREASE) IN CASH	(131,283)	(75,284)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	728,393	75,928

CASH AND CASH EQUIVALENTS, END OF PERIOD	$597,110	$644

NON CASH INVESTING AND FINANCING
Conversion of Derivative Liability	111,044	-
Conversion of Note Payable into Equity	52,894	-

SEE NOTES TO UNAUDITED FINANCIAL STATEMENTS

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M Power Entertainment, Inc.
Notes to Financial Statements
March 31, 2007
(unaudited)

NOTE 1 - BASIS OF PRESENTATION
The accompanying interim consolidated financial statements of M Power Entertainment, Inc., have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission and should be read in conjunction with the audited consolidated financial statements and notes thereto contained in M Power's latest Annual Report filed with the SEC on Form 10-KSB. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the consolidated financial statements that would substantially duplicate the disclosure contained in the audited consolidated financial statements for the most recent fiscal year, 2006, as reported in Form 10-KSB, have been omitted.

Recent Pronouncements

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, ~{!0~}The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115~{!1~}. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. The Company does not anticipate the adoption of SFAS No. 159 will have a material impact on its consolidated financial statements.

Note 2 - Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

NOTE 3 - CONVERTIBLE DEBENTURES AND DERIVATIVE LIABILITIES

On March 30, 2007, the Company entered into a Securities Purchase Agreement (the ~{!0~}Securities Purchase Agreement~{!1~}) with New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC (collectively, the ~{!0~}Investors~{!1~}). Under the terms of the Securities Purchase Agreement, the Investors purchased an aggregate of (i) $165,000 in callable convertible secured notes (the ~{!0~}Notes~{!1~}) and (ii) warrants to purchase 1,500,000 shares of our common stock (the ~{!0~}Warrants~{!1~}).

The Notes carry an interest rate of 8% and a maturity date of March 30, 2010. The notes are convertible into our common shares at the Applicable Percentage of the average of the lowest three (3) trading prices for our shares of common stock during the twenty (20) trading day period prior to conversion. The ~{!0~}Applicable Percentage~{!1~} means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing and (ii) 60% in the event that the Registration Statement becomes effective within one hundred and twenty days from the Closing.

The Company has an option to prepay the Notes in the event that no event of default exists, there are a sufficient number of shares available for conversion of the Notes and the market price is at or below $.05 per share. In addition, in the event that the average daily price of the common stock, as reported by the reporting service, for each day of the month ending on any determination date is below $.05, the Company may prepay a portion of the outstanding principal amount of the Notes equal to 101% of the principal amount hereof divided by thirty-six (36) plus one month~{!/~}s interest. Exercise of this option will stay all conversions for the following month. The full principal amount of the Notes is due upon default under the terms of Notes. In addition, the Company has granted the investors a security interest in substantially all of its assets and intellectual property as well as registration rights.

The Company simultaneously issued to the Investors seven year warrants to purchase 1,500,000 shares of common stock at an exercise price of $.0016.

The Investors have contractually agreed to restrict their ability to convert the Notes and exercise the Warrants and receive shares of the Company~{!/~}s common stock such that the number of shares of the Company~{!/~}s common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of the Company~{!/~}s common stock.

M Power evaluated the convertible debentures and the warrants under SFAS 133 "Accounting for Derivatives" and EITF 00-19 "Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company's Own Stock". M Power determined the convertible debentures contained an embedded derivative for the conversion option and the warrants qualified as free standing derivatives. The conversion option allows for an indeterminate number of shares to potentially be issued upon conversion. This results in M Power being unable to determine with certainty they will have enough shares available to settle any and all outstanding common stock equivalent instruments. M Power would be required to obtain shareholder approval to increase the number of authorized shares needed to share settle those contracts. Because increasing the number of shares authorized is outside of M Power's control, this results in these instruments being classified as liabilities under EITF 00-19 and derivatives under SFAS 133.

The carrying value of the note at March 31, 2007 was determined as follows:

Face value of notes	$2,092,403
Less: Discount for fair value of derivatives	$1,940,627
Carrying value at March 31, 2007	$151,776

The fair values and changes in the derivative liabilities are as follows:

		Inception		March 31,2007	Gain/(Loss)
Embedded derivative		$4,847,522		$3,437,001	$1,410,521
Freestanding derivative		$191,630		$9,829	$181,801
Fair value of derivatives in excess of proceeds at inception	$		$		$(926,703)
Totals		$5,039,152		$3,446,830	$665,619

The warrants were valued using the Black Scholes pricing model. The variables used in the valuation of these warrants were as follows:

Volatility	221%
Discount Rate	4.88%
Term in years	7
Warrant Date	March 30,2007
Exercise price	$0.0016
Stock price	$0.0006

During 2007, M Power has issued 96,140,000 shares of its common stock to retire $52,894 of convertible notes.

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NOTE 4 - COMMITMENTS AND CONTINGENCIES

A) Litigation

Texas Workforce Commission. On February 10, 2000, the Texas Workforce Commission placed an administrative lien on us in the amount of $109,024 in connection with a claim for unpaid compensation by our former employees.

Marathon Oil Company. A default judgment was taken against us in favor of Marathon Oil Company on August 31, 1999 in the amount of $326,943 representing past and future rentals under a lease agreement, together with $7,500 in attorney's fees and post judgment interest at 10% per annum until paid. Credit towards the judgment was ordered for sale of personal property by the Sheriff or Constable. We believe the personal property sold for approximately $28,000. To the extent that the property was leased during the unexpired term, it is possible that there would be a mitigation of the damages claim in our favor. We believe that some or all of the space was subsequently rented approximately 90 days later. The remaining $306,443 has been accrued in our financial statements under the heading "accrued expenses."

Awalt Group, Inc. Awalt Group, Inc. commenced litigation against MPE in January 2004 in the United States District Court, Southern District of Texas, Houston Division (Cause No. H-03-5832). This case relates to advertising and promotional services rendered prior to July, 1999. The Plaintiff is requesting $77,189 for actual amounts invoiced and $10,000 in attorney~{!/~}s fees. Per their invoices, these are for services rendered from May 26, 1998 through June 15, 1999. We filed an answer and are defending the lawsuit under Section 16.004 of the Texas Civil Practice and Remedies Code, i.e., we believe that the statute of limitations has tolled the claim. The case was dismissed by the Federal court in 2005 for lack of diversity, but the plaintiffs re-filed in state court alleging a sworn account in the amount of $78,294 plus costs, interest and attorney fees. We have filed an Answer asserting our statute of limitations defense. On August 10, 2005, we filed a Motion for Summary Judgment based on the limitations defense and set it for hearing to be held on September 2, 2005. The court in the Awalt case ruled in our favor on our Motion for Summary Judgment and signed a Take Nothing Judgment in our favor on November 1, 2005. The Awalt Group has appealed that decision to the Fourteenth Court of Appeals in Houston, Texas where it is now pending. Both sides have filed their briefs and it was set on the submission docket in the Court of Appeals for the end of February, 2007. There has been no ruling by the Court of Appeals as of this date.

Deanna S. Slater. On August 31, 2006, Deanna S. Slater, an independent contractor formerly with M Power Entertainment, Inc., brought suit in County Civil Court at Law Number Four in Harris County, Texas, Docket Number 872,560, alleging breach of contract, quantum meruit, promissory estoppel and for attorney~{!/~}s fees. She has filed her Second Amended Petition alleging actual damages of at least $35,785 in late January and has now dropped the claims for quantum meruit and promissory estoppel. The pre-lawsuit demand was for payment of $15,785.25. There was a trial date set for April 30, 2007, but this trial date has been rescheduled for July 30, 2007. The company has not accrued any amount on the financial statements for this potential liability.

We are not aware of other claims or assessments, other than as described above, which may have a material adverse impact on our financial position or results of operations.

B) Consulting Agreements

On April 1, 2007, The Company entered into a consulting services agreement with Justin McCormack of Pacific Palisades, California. Mr. McCormack~{!/~}s engagement is for the purpose of initiating brand development of eDOORWAYS and creation of the media platform, and will be paid $15,000 per month for his services. The period covered by this agreement is from April 1, 2007, through August 1, 2007.

M Power entered into a contract with speakTECH, a software development firm, on April 19, 2007. The terms of this contract cover a seven week period beginning April 19, 2007 and continues for seven weeks, or until the project is completed. speakTECH will develop the eDOORWAYS prototype during this 7 week period. The total amount of the contractual commitment is $101,380, payable in increments dependent upon completion of stages of the product.

Studio Number One has been engaged by M Power to design the logo brand ID for eDOORWAYS. This contract was signed on May 3, 2007 and the total commitment is $22,000, of which $11,000 was paid at signing and the balance to be paid upon completion of the project.

NOTE 5 - COMMON STOCK

Investors exercised their conversion rights for 96,140,000 shares of M Power's common stock, par value $.001, at the conversion prices ranging from $0.0024 to $0.001926 which reduced the convertible debentures by $52,894 and the derivative liability by $111,044

NOTE 7 - SUBSEQUENT EVENTS

On April 1, 2007, The Company entered into a consulting services agreement with Justin McCormack of Pacific Palisades, California. Mr. McCormack~{!/~}s engagement is for the purpose of initiating brand development of eDOORWAYS and creation of the media platform, and will be paid $15,000 per month for his services. The period covered by this agreement is from April 1, 2007, through August 1, 2007.

M Power entered into a contract with speakTECH, a software development firm, on April 19, 2007. The terms of this contract cover a seven week period beginning April 19, 2007 and continues for seven weeks, or until the project is completed. speakTECH will develop the eDOORWAYS prototype during this seven week period. The total amount of the contractual commitment is $101,380, payable in increments dependent upon completion of stages of the product.

Studio Number One has been engaged by M Power to design the logo brand ID for eDOORWAYS. This contract was signed on May 3, 2007 and the total commitment is $22,000, of which $11,000 was paid at signing and the balance to be paid upon completion of the project.

For the period April 1, 2007 to May 7, 2007 M Power issued 43,230,000 shares of its common stock to retire $7,467 of convertible notes.

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Report of Independent Registered Public Accounting Firms

To the Board of Directors of:
M Power Entertainment, Inc.

We have audited the accompanying balance sheet of M Power Entertainment, Inc. as of December 31, 2006, and the related statements of operations, changes in stockholders~{!/~} deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company~{!/~}s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of M Power Entertainment, Inc. as of December 31, 2006 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the financial statements, the Company has a loss from operations of $4,464,591, a negative cash flow from operations of $1,147,535, a working capital deficiency of $4,450,271 and a stockholders' deficiency of $4,275,133. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEBB & COMPANY, P.A.

Boynton Beach, Florida
March 19, 2007

Except for note 11, as to which the date is March 29, 2007
_______

To the Board of Directors
M Power Entertainment, Inc.
(formerly GK Intelligent Systems, Inc.)
Houston, Texas

We have audited the accompanying consolidated balance sheet of M Power Entertainment, Inc. (formerly GK Intelligent Systems, Inc.) as of December 31, 2005, and the related consolidated statements of operations, stockholders' deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of M Power's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of M Power Entertainment, Inc. as of December 31, 2005 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, certain errors resulting in an overstatement of previously reported net income for the year ended December 31, 2005, were discovered by M Power~{!/~}s management in previously issued financial statements. Accordingly, the 2005 financial statements have been restated and adjustments have been made to net income for the year ended December 31, 2005 and common stock and additional paid-in capital as of December 31, 2005, to correct the error.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

April 15, 2006

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M POWER ENTERTAINMENT, INC.
BALANCE SHEETS
For the Year Ended December 31,
	2006	2005 Consolidated (Restated)
ASSETS
CURRENT ASSETS
Cash	$728,393	$75,928
Prepaid Insurance	14,809	-
OTHER ASSETS
Deferred Financing Costs, net of accumulated amortization of $96,439	295,191	-
Deposits	4,800	4,000
Fixed Assets, net of accumulated depreciation of $1,105 and $208, respectively	4,444	4,999
TOTAL ASSETS	$1,047,637	$84,927

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable - trade	$51,512	$189,692
Accounts payable - related parties	-	19,306
Accrued expenses	826,781	899,964
Accrued expenses - related parties	-	16,649
Notes Payable	157,798	107,000
Convertible debenture derivative liability	4,157,382	-
Total current liabilities	5,193,473	1,232,611

LONG TERM LIABILITIES
Convertible debentures 6%, net of discount of $1,851,000	129,297	-
Total long term liabilities	129,297	-
Total liabilities	5,322,770	1,232,611

STOCKHOLDERS' DEFICIT
Series D preferred stock, $0.001 par value per share; 1,000 shares authorized 1,000 and 0 shares issued, respectively	1	-
Common stock, $0.001 par value per share; 1,000,000,000 shares authorized; 75,497,688 and 42,657,688 shares issued and outstanding, respectively	75,498	42,658
Additional paid-in capital	61,398,052	60,093,751
Accumulated Deficit	(65,748,684)	(61,284,093)
Total stockholders' deficit	(4,275,133)	(1,147,684)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,047,637	$84,927

See summary of significant accounting policies and notes to financial statements.

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M POWER ENTERTAINMENT, INC
STATEMENTS OF OPERATIONS
For the Year Ended December 31,
	2006	2005 Consolidated (Restated)
OPERATING EXPENSES
Depreciation and amortization	$555	$550
Compensation expense	1,042,976	-
Professional fees	401,848	721,111
General and administrative	700,165	13,718,866
Lawsuit settlement	14,500	-
Total operating expense	2,160,044	14,440,527

LOSS FROM OPERATIONS	(2,160,044)	(14,440,527)

OTHER INCOME (EXPENSES)
Interest expense and loan discount fee	(372,144)	(79,405)
Gain/(Loss)on derivative liability	(2,071,004)	-
Gain on release of debt	138,601	799,235
Total other income (expenses)	(2,304,547)	719,830

LOSS FROM CONTINUING OPERATIONS	(4,464,591)	(13,720,697)

INCOME (LOSS) FROM DISCOUNTINUED OPERATIONS	-	(136,839)

NET LOSS	$(4,464,591)	$(13,857,536)

BASIC AND DILUTED LOSS PER SHARE
Basic and diluted loss from continuing operations	$(0.08)	$(0.70)
Basic and diluted loss from discontinued operations	$-	$(0.01)
Total basic and diluted loss per share	$(0.08)	$(0.71)

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	58,702,161	19,397,905

See summary of significant accounting policies and notes to financial statements.

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M Power Entertainment Inc
Statements of Stockholder Equity (deficit)
	Preferred Stock		Common Stock @ Par .001		Additional Paid-in Capital	Accumulated Deficit	Subscription Receivable	Total
	Shares	Amount	Shares	Amount
Balance, December 21,2004	-	-	1,112,731	$1,113	$46,850,129	$(47,426,557)	(500,000)	$(1,075,315)

Common stock issued for services			41,544,957	41,545	13,243,622			13,285,167
Stock Subscriptions deemed uncollectible							500,000	500,000
Net loss for the year ended December 31,2005						(13,857,536)		(13,857,536)

Balances, December 31,2005 (Restated)	-	-	42,657,688	$42,658	$60,093,751	$(61,284,093)	-	$(1,147,684)

Common stock issued for services			14,340,000	14,340	487,949			502,289
Common stock issued for conversion of debt			18,500,000	18,500	1,203			19,703
Preferred stock to G Kimmons	1,000	1			762,975			762,976
Derivitave liability converted to equity upon conversion of debt					52,174			52,174
Net loss for the year ended December 31, 2006						(4,464,591)		(4,464,591)

Balances, December 31, 2006	1,000	$1	75,497,688	$75,498	$61,398,052	$(65,748,684)	-	$(4,275,133)

See summary of significant accounting policies and notes to financial statements.

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M POWER ENTERTAINMENT
STATEMENTS OF CASH FLOW
For the Year Ended December 31,
	2006	2005
		Consolidated
Cash flows from operating activities:		(Restated)
Net Loss	$(4,464,591)	$(13,857,536)
Adjustments To Reconcile Net Loss to Net Cash used in Operating Activities
Depreciation	555	550
Amortization of offering costs	96,439	-
Amortization of note payable discount	149,000	-
Gain on disposal of liabilities	(138,601)	(799,235)
Stock issued for services	1,265,265	13,628,609
Discontinued operations	-	136,839
Stock subscriptions deemed un-collectible	-	500,000
(Gain)/Loss on Derivative Liability	2,017,927	-
Changes in operating assets and liabilities:	-	-
Accounts receivable	-	183,104
Other current assets	-	3,473
Prepaid expense	(14,809)	-
Deposits	(800)	-
Accounts payable related party	(19,306)	(152,525)
Accrued expenses related party	(16,649)	-
Accrued expenses	116,216	-
Accounts payable	(138,181)	54,474
Net cash used in operating activities	(1,147,535)	(302,247)

Proceeds from disposition of assets	-	9,964
Purchase of property, plant, and equipment		(5,549)
Deposit		(4,000)
Net cash provided by (used in) investing activities	-	415

Cash flows from financing activities:
Proceeds from related party notes payable	-	269,109
Payments on related party notes payable	-	(269,109)
Notes payable, net of offering costs	1,800,000	280,000
Net cash provided by financing activities	1,800,000	280,000

Net increase (decrease) in cash	652,465	(21,832)
Cash at beginning of year	75,928	54,096
Cash at end of year	$728,393	$75,928

Non Cash investing and financing

Issued warrants for offering costs	$191,630	$-
Conversion of Derivative Liability	$52,174	$-
Conversion of N/P into equity	$19,703	$-
Derivative Liability	$2,000,000	$-

See summary of significant accounting policies and notes to financial statements.

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M Power Entertainment, Inc.
Notes to the Financial Statements
December 31, 2006 and 2005

Note 1 - Summary of Significant Accounting Policies

Nature of Business

The Company is a non-operating entity incorporated in Delaware in 1988, under the name "Technicraft Financial, Ltd." In August 1994, the Company acquired GK Intelligent Systems, Inc., a Texas corporation, and changed its name to GK Intelligent Systems, Inc. Through 1999, the company was principally engaged in the development and marketing of software products capable of interaction with and adaptation to the needs of software users and interpretation of data. The Company changed its name in 2005 to M Power Entertainment, Inc. M Power plans to create a lifestyle information/entertainment platform named eDOORWAYS, designed to offer an enhanced form of interactivity and support for today's visually-oriented web surfing community.

eDOORWAYS is a web-based personal lifestyle information enhancement and problem solving gateway, lifestyle information source, and business-to-consumer marketplace. Our business strategy is to obtain revenue from lifestyle product and service purchases made while consumers visit our marketplace.

Use of Estimates

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of operations. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, M Power considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. These accounts may at times exceed federally insured limits. The Company has not experienced any losses on such accounts. At December 31, 2006, the Company had approximately $650,890 in excess of FDIC insurance limits.

Revenue Recognition

M Power recognizes revenues when services have been performed, collections are reasonably assured and no further obligations exist. M Power had no revenues from continuing operations in 2006 or 2005.

Impairment of Long-Lived Assets

In accordance with SFAS No. 142 and SFAS No. 144, long-lived assets, including goodwill associated with other long-lived assets, are evaluated for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The amount of any impairment considered necessary would be determined by comparing the book value of the net assets in the applicable line of business to fair value using methods such as the present-value of estimated future cash flows, sale value or other valuation methodologies available at the time, depending on the stage of development of the line of business and M Power's intentions at the time an impairment adjustment were considered necessary.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes resulting from timing differences. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Stock-Based Compensation

M Power adopted the disclosure requirements of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation and FAS No. 148 with respect to pro forma disclosure of compensation expense for options issued. For purposes of the pro forma disclosures, the fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model.

The following table illustrates the effects of net income (loss) and earnings (loss) per share if M Power had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	For the years ended December 31,
	2006		2005

Net loss, as reported		$(4,464,591)	$(13,857,536)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects		-	(36,022)
Pro forma net income (loss)		$(4,464,591)	$(13,893,588)
Basic - pro forma		$(0.08)	$(0.71)
Diluted - pro forma	$	(0.08)	$(0.71)

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Property, Plant & Equipment

Property and equipment are carried at cost and as of December 31, 2006, and consists solely of computer equipment. Depreciation is provided using the straight-line method for financial reporting purposes based on estimated useful lives of three years. Accumulated depreciation as of December 31, 2006 amounted to $1,105.

The cost of asset additions and improvements that extend the useful lives of property and equipment are capitalized. Routine maintenance and repair items are charged to current operations. The original cost and accumulated depreciation of asset dispositions are removed from the accounts and any gain or loss is reflected in the statement of operations in the period of disposition.

Reclassification

Certain 2005 balances have been reclassified to conform with the 2006 financial statement presentation.

Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, ~{!0~}Earnings per Share.~{!1~} The 2,828,995,714 and 0 shares issuable upon conversion of the note payable were not included in the computation of loss per share for December 31, 2006 and 2005, because their inclusion is anti-dilutive. The 47,344,920 and 678,253 shares issuable upon the exercise of stock options were not included in the computation of loss per share for December 31, 2006 and 2005 because their inclusion is anti-dilutive.

Recently issued accounting pronouncements

M Power does not expect the adoption of the following recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

In February 2006, the FASB issued FAS 155, Accounting for Certain Hybrid Financial Instruments. This statement amends FAS 133, Accounting for Derivative Instruments and Hedging Activities and FAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. This statement is effective for all financial instruments acquired or issued after the beginning of an entity~{!/~}s first fiscal year that begins after September 15, 2006. The Company expects to adopt this statement effective January 1, 2007 and does not expect it to have a material effect on the financial statements.

In March 2006, the FASB released SFAS No. 156 ~{!0~}Accounting for Servicing of Financial Assets: an amendment of FASB Statement No. 140~{!1~} to simplify accounting for separately recognized servicing assets, servicing liabilities. SFAS No. 156 permits an entity to choose either the amortization method or the fair value measurement method for measuring each class of separately recognized servicing assets and servicing liabilities after they have been initially measured at fair value. SFAS No. 156 applies to all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity~{!/~}s fiscal year that begins after September 15, 2006. The Company does not anticipate the adoption of SFAS No. 156 will have a material impact on its consolidated financial statements.

In September 2006, FASB issued FAS 157, Fair Value Measurement, which defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. FAS 157 is effective for fiscal years beginning after November 15, 2007, the year beginning January 1, 2008 for the Company. The Company does not anticipate the adoption of SFAS No. 156 will have a material impact on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158 ~{!0~}Employers~{!/~} Accounting for Defined Benefit Pension and Other Postretirement Plans : an amendment of FASB Statements No. 87, 88, 106 and 132 (R)~{!1~} which requires an employer to recognize the over funded or under funded status of defined benefit and other postretirement plans as an assets or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through and adjustment to comprehensive income. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial positions, which limited exceptions. The Company does not anticipate the adoption of SFAS No. 156 will have a material impact on its consolidated financial statements.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, ~{!0~}The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115~{!1~}. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. The Company does not anticipate the adoption of SFAS No. 156 will have a material impact on its consolidated financial statements.

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Note 2 - Restatement

Our financial statements for the year ended December 31, 2005 included herein have been restated for the following significant errors in the previously issued financial statements:

1.
The financial statements as previously issued did not reflect the financial statement impact of 14,000,000 shares of common stock issued for services at $0.60 per share on May 18, 2005. The effect of this omission on results of operations was to increase the net loss as previously reported by $8,400,000. Additionally, common stock was understated in the amount of $14,000 and additional paid-in capital was understated in the amount of $8,386,000.

2.
The previously issued financial statements did not provide adequate disclosure of the retroactive restatement to common stock amounts presented for the year ended December 31, 2004 for the reverse stock split described in note 1 above. There were no changes to any dollar amounts on the basic financial statements.

Note 3 - Convertible Debentures

On April 18, 2006, M Power completed a financing agreement for $2,000,000 with private investors. Three traunches of financing were received on April 18, 2006, May 23, 2006 and August 4, 2006 in the amounts of $600,000, $700,000, and $700,000 respectively. M Power issued the Investors secured convertible debentures totaling $2,000,000 with a 6 percent interest rate and a maturity date of April 18, 2009, May 23, 2009, and August 4, 2009. The debentures are convertible into common shares at a discount (using the "Applicable Percentage") of the average of the lowest three (3) trading prices during the twenty (20) trading day period prior to conversion. The Applicable Percentage means 50 percent. M Power simultaneously issued to the private investors seven year warrants to purchase 30,000,000 common shares at an exercise price of $0.10.

M Power evaluated the convertible debentures and the warrants under SFAS 133 "Accounting for Derivatives" and EITF 00-19 "Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company's Own Stock". M Power determined the convertible debentures contained an embedded derivative for the conversion option and the warrants qualified as free standing derivatives. The conversion option allows for an indeterminate number of shares to potentially be issued upon conversion. This results in M Power being unable to determine with certainty they will have enough shares available to settle any and all outstanding common stock equivalent instruments. M Power would be required to obtain shareholder approval to increase the number of authorized shares needed to share settle those contracts. Because increasing the number of shares authorized is outside of M Power's control, this results in the these instruments being classified as liabilities under EITF 00-19 and derivatives under SFAS 133.

Notes Payable	$1,980,297
Discount	$1,851,000
Net	$129,297

Annual maturities of outstanding debt as of December 31, 2006 were as follows:

2006	$-
2007	$-
2008	$-
2009	$1,980,297

Note 4 - Notes Payable

At December 31, 2006, M Power had various unsecured notes payable totaling $102,000 bearing imputed interest rates from 8% to 18% per annum, and accrued interest of $55,798 for a total of $157,798 as of December 31, 2006. These notes payable are due on demand. M Power is not currently making payments on any of these notes and is periodically reflecting gain from extinguishment of debt as the statute of limitations expires on individual note payment obligations.

M Power received $280,000 in loan proceeds from related parties during 2005. $275,000 was forgiven in 2005 and $5,000 was forgiven in 2006.

Gain on Extinguishment of Debt

M Power has certain accounts payable, notes payable, accrued liabilities and accrued interest which have been outstanding since 1999 when we became dormant. Our policy has been to write off these debts as they become unenforceable, generally within the four year statute of limitations, as advised by counsel. $138,601 and $799,235 have been written off in 2006 & 2005, respectively.

Interest expense related to these notes payable during 2006 and 2005 was $103,601 and $79,405, respectively.

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Note 5 - Federal Income Tax

At December 31, 2006, M Power had net operating loss carryforwards of approximately $5,684,451 that may be offset against future taxable income. All other losses incurred by M Power in 2005 and previous years are not available due to Internal Revenue Code Section 382 which restricts the deductibility of prior net operating losses where there has been a change in control. These net operating loss carryforwards will expire at approximately $19,750 annually through the year ending December 31, 2025.

The Valuation allowance at December 31, 2005 was $156,981. The net change in valuation allowance for the year ended December 31, 2006 was an increase of $2,102,134.

The tax effects of significant temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below for the years end December 31,2006

	2006	2005
Deferred tax asset
Net operating loss carryforward	$2,259,115	$134,300
Other	-	-
Total gross deferred tax assets	$2,259,115	$134,300
Less: Valuation allowance	(2,259,115)	(134,300)
Net deferred tax asset	$-	$-

Note 6 - Commitments and Contingencies

Texas Workforce Commission. On February 10, 2000, the Texas Workforce Commission placed an administrative lien on us in the amount of $109,024 in connection with a claim for unpaid compensation by our former employees.

Marathon Oil Company. A default judgment was taken against us in favor of Marathon Oil Company accrued in our financial statements under the heading ~{!0~}accrued expenses~{!1~} on August 31, 1999 in the amount of $326,943 representing past and future rentals under a lease agreement, together with $7,500 in attorney's fees and post judgment interest at 10% per annum until paid. Credit towards the judgment was ordered for sale of personal property by the Sheriff or Constable. We believe the personal property sold for approximately $28,000. To the extent that the property was leased during the unexpired term, it is possible that there would be a mitigation of the damages claim in our favor. We believe that some or all of the space was subsequently rented approximately 90 days later. The remaining $306,443 has been accrued in our financial statements under the heading "accrued expenses."

Awalt Group, Inc. Awalt Group, Inc. commenced litigation against MPE in January 2004 in the United States District Court, Southern District of Texas, Houston Division (Cause No. H-03-5832). This case relates to advertising and promotional services rendered prior to July, 1999. The Plaintiff is requesting $77,189 for actual amounts invoiced and $10,000 in attorney~{!/~}s fees. Per their invoices, these are for services rendered from May 26, 1998 through June 15, 1999. We filed an answer and are defending the lawsuit under Section 16.004 of the Texas Civil Practice and Remedies Code, i.e., we believe that the statute of limitations has tolled the claim. The case was dismissed by the Federal court in 2005 for lack of diversity, but the plaintiffs re-filed in state court alleging a sworn account in the amount of $78,294 plus costs, interest and attorney fees. We have filed an Answer asserting our statute of limitations defense. On August 10, 2005, we filed a Motion for Summary Judgment based on the limitations defense and set it for hearing to be held on September 2, 2005. The court in the Awalt case ruled in our favor on our Motion for Summary Judgment and signed a Take Nothing Judgment in our favor on November 1, 2005. The Awalt Group has appealed that decision to the Fourteenth Court of Appeals in Houston, Texas where it is now pending. Both sides have filed their briefs and it has been set on the submission docket in the Court of Appeals at the end of February, 2007. There has been no ruling by the Court of Appeals as of this date.

Deanna S. Slater. On August 31, 2006, Deanna S. Slater, an independent contractor formerly with M Power Entertainment, Inc., brought suit in County Civil Court at Law Number Four in Harris County, Texas, Docket Number 872,560, alleging breach of contract, quantum meruit, promissory estoppel and for attorney~{!/~}s fees. She has filed her Second Amended Petition alleging actual damages of at least $35,785 in late January and has now dropped the claims for quantum meruit and promissory estoppel. The pre-lawsuit demand was for payment of $15,785. There is presently set a trial date of April 30, 2007. Management feels that the case is without merit and based on Ms. Slater~{!/~}s consulting agreement, she has been paid in full. Management intents to defend the lawsuit vigorously.

Employment Agreement

On February 1, 2003, the M Power entered into a compensation agreement with its president, Mr. Gary Kimmons. The agreement has a three-year term and automatically renews for consecutive one-year Terms. The agreement provides an annual base compensation of $240,000 and non-qualified stock options to 15,000 shares of Common Stock under the Company's 2004 Stock Option Plan, at a purchase price of 110% of the closing market price on the date of grant. Upon his death or disability all unvested warrants will become immediately vested and exercisable. M Power may terminate the agreement for cause, or upon the extended disability or death of Mr. Kimmons. If the agreement is terminated in connection with a change of control, (1) M Power must pay Mr. Kimmons an amount equal to approximately three times the sum of his annual base salary and the average of the last annual incentive bonuses actually paid, (2) all outstanding warrants immediately vest, (3) welfare and fringe benefits are provided for one year, (4) the Company must pay the sum of any earned salary not yet paid.

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Note 7 - Stock Options and Warrants

During 1998, M Power established a stock option plan subsequently amended and now known as the "2004 Stock Option Plan" to promote its interests by attracting and retaining exceptional employees and directors. Any employee is eligible to be designated a participant. The Board has sole and complete authority to determine the employees to whom options shall be granted, the number of each grant and any additional conditions and limitations. The exercise price shall not be less than the fair market value of the underlying shares.

In addition, M Power periodically issues warrants to purchase common stock as an incentive, as compensation for services or settlement of debt to officers, directors, employees, and consultants.

The following table is an analysis of warrants for the purchase of M Power's common stock outstanding as of December 31, 2006 & 2005.

	2006		2005
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	678,253	$0.240	28,253	0.013
Granted	-	-	650,000	0.227
Expired/Cancelled	-		-	-
Exercised	-	-	-	-
Outstanding, end of year	678,253	$0.240	678,253	$0.240
Exercisable	678,253	$0.240	678,253	$0.240

2006	Outstanding			Exercisable
Range of Exercise Prices	Number of Outstanding at Dec. 31, 2006	Weighted Average Remaining Contractual life	Weighted Average Exercise Price	Number Exercisable at Dec. 31, 2006	Weighted Average Exercise Price
$0.05	100,000	0.24	$0.007	100,000	$0.007
$0.08	300,000	0.44	0.035	300,000	0.035
$0.32	28,253	0.21	0.013	28,253	0.013
$0.50	250,000	0.62	0.184	250,000	0.184
	678,253	1.51	$0.240	678,253	$0.240

In addition, M Power periodically issues warrants to purchase common stock as an incentive, as compensation for services or settlement of debt to officers, directors, employees, and consultants.

M Power has warrants outstanding to purchase 46,666,667 shares that were issued in connection with financing transactions. All of these warrants are currently exercisable. These warrants have an exercise price of $0.10 and expire in 2009.

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Note 8 - Stockholders Equity

SERIES D PREFERRED STOCK

On January 20, 2006, M Power amended its Articles of Incorporation to include 1,000 shares of Series D preferred at a par value is one-tenth of one cent ($0.001). These shares were issued to CEO Gary Kimmons. The Series D Preferred shares have the same dividend rights as the common stock of M Power and gives Mr. Kimmons the right to vote on all shareholder matters equal to 51 percent of the total vote. These shares of stock were issued for services and are valued at $762,976.

INCREASE IN AUTHORIZED SHARES

On June 27, 2006, M Power filed a Certification of Amendment of Certificate of Incorporation with the Secretary of State of Delaware to increase the number of authorized shares of our common stock to one billion (1,000,000,000). The par value of each of such shares is one one-tenth of one cent ($0.001) dollars. The Board of Directors is expressly vested with the authority to fix the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions on any shares issued by the corporation.

COMMON STOCK ISSUANCES

During 2005, we issued 41,544,957 shares of our common stock for services, the fair value on the date of grant was $13,628,609. We wrote off $500,000 of stock subscription as uncollectible. This was reported as part of our acquisition costs during 2005 as it was related to our aborted entity acquisitions.

During 2006, we issued common stock for services in the amount of 14,340,000 shares, the fair value on the dates of grant were $502,289.

In the year 2006, we issued 18,500,000 shares of our common stock to our convertible debentures holders which reduced the principal of the convertible debentures by $19,703. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares.

REVERSE STOCK SPLIT

On May 18, 2005, M Power effected a reverse stock split of its authorized and issued common stock on a one share for two hundred share basis. Following the reverse stock split, total outstanding shares of common stock was reduced to 1,374,759 shares. Also effective on May 18, 2005, M Power's trading symbol on the Over the Counter Bulletin Board was changed from "GKIG" to "MPWE."

M Power retained the current par value of $0.001 per share for all shares of common stock. All references in the financial statements to the number of shares outstanding, per share amounts, and stock option data of M Power's common stock have been restated to reflect the effect of the reverse stock split for all periods presented.

Note 9 - Related Party Transactions

Related party transactions include transactions with the President and Chief Executive Officer, Mr. Gary Kimmons. Transactions with Mr. Kimmons included in these financial statements include accounts payable and accrued expenses as of December 31, 2005 totaling $35,955. The statement of operations for the years ended December 31, 2005 includes interest expense to Mr. Kimmons in the amounts of $16,649. The statements of cash flows reflect short term borrowings of $269,109 for the year ended December 31, 2005 as well as repayments of short-term borrowings in the amounts of $269,109.  There were no related party transactions in 2006.

Note 10 - Going Concern

As reflected in the accompanying financial statements, the Company has a loss from operations of $4,464,591, a negative cash flow from operations of $1,147,535, a working capital deficiency of $4,450,271 and has a stockholders deficiency of $4,275,133. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company~{!/~}s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

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Note 11 - Subsequent Events

The existing non-employee director agreement with Dick Meador expired on December 31, 2006, and it is under mutual agreement that he will no longer be on the Corporation~{!/~}s Board of Directors as of January 1st, 2007; and the corporation executed a non-employee director agreement with Lance Kimmons on January 1st 2007, hereby making him a member of the Board. Lance Kimmons has joined the Board of Directors of M Power Entertainment as of January 1st 2007, and in the event that he elects to receive 500,000 shares of the Corporation~{!/~}s common stock in lieu of options or warrants as compensation for services rendered, that American Registrar & Transfer Co., the transfer agent and registrar for the Corporation~{!/~}s common stock, is hereby authorized and instructed to make such issuance.

M Power entered into a contract with Booke and Company Inc., an investor relations firm, on August 1st, 2006. The terms of this contract cover a seven month period beginning August 1, 2006. The monthly retainer was $5,800 through the end of 2006. The contract has recently been extended an additional 6 months at the rate of $6,000 per month. Booke will perform services for M Power in all areas generally considered to be investor relations.

M Power Entertainment and certain investors have entered into a Securities Purchase Agreement dated as of March 26, 2007 providing for the issuance of 8% Callable Secured Convertible Notes in the aggregate principal amount of $165,000 and warrants to purchase an aggregate of 1,500,000 shares of the Company~{!/~}s Common Stock for the aggregate consideration of $165,000. Funding of the $165,000 is expected to be completed on March 30, 2007.

Conversions

During 2007, M Power issued 72,560,000 shares of its common stock to retire $45,820 of convertible notes.

M POWER ENTERTAINMENT, INC.

52,511,728 SHARES OF COMMON STOCK ISSUABLE IN CONNECTION
WITH THE CONVERSION OF PROMISSORY NOTES

1,500,000 SHARES OF COMMON STOCK ISSUABLE IN CONNECTION
WITH THE EXERCISE OF WARRANTS

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.	INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

Our Certificate of Incorporation and By-laws provide that we shall indemnify to the fullest extent permitted by Delaware law any person whom we may indemnify thereunder, including our directors, officers, employees and agents. Such indemnification (other than as ordered by a court) shall be made by us only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct i.e., such person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders. In addition, our Certificate of Incorporation provides for the elimination, to the extent permitted by Delaware law, of personal liability of our directors and our stockholders for monetary damages for breach of fiduciary duty as directors.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

SEC registration fee	$0.58
Legal fees and expenses (1)	$33,500
Accounting fees and expenses (1)	$10,000
Miscellaneous and Printing fees(1)	$1,000

Total (1)	$44,500.59

(1) Estimated.

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ITEM 26.	RECENT SALES OF UNREGISTERED SECURITIES.

On June 3, 2003 we issued 161,600 restricted shares of common stock to
Afterplay Entertainment Inc. and Suns Associates Group for consulting services rendered. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On June 12, 2003 we issued 100,000 restricted shares of common stock to
Benchmark Consulting, Inc. for consulting services rendered. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On June 18, 2003 we issued 165 restricted shares of common stock to Thomas C. Pritchard for legal services rendered. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. On June 24, 2003 we issued 125,000 restricted shares of common stock to the George G. Chacas Trust for legal services rendered. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On July 2, 2003 we issued 500 restricted shares of common stock to Steve F. Kessler for consulting services rendered. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On July 28, 2003 we issued 101,250 restricted shares of common stock to Stephen M. Tinkle, Rebecca A. Johnson and R. David Kelley for consulting services rendered, and W.D. Brown, Darlene Brown, Frank E. Yorek and Frances Yorek pursuant to a share purchase agreement. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On November 10, 2003 we issued 500 restricted shares of common stock to William D. Brown, Darlene Brown, Frank E. Yorek and Frances Yorek pursuant to a share purchase agreement. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On November 12, 2003 we issued 252,000 restricted shares of common stock to BMA Ventures, Inc. for consulting services rendered, and William D. Brown, Darlene Brown, Frank E. Yorek and Frances Yorek pursuant to a share purchase agreement. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On January 5, 2004, we issued 445,830 restricted shares of common stock to Deanna Slater for consulting services rendered. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On March 8, 2004, we issued 1,200,000 restricted shares of common stock to ZA Consulting LLC for consulting services rendered. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On March 31, 2004, we issued 12,195,122 restricted shares of common stock to Gary F. Kimmons for services rendered. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On April 28, 2004, we issued 4,852,504 restricted shares of common stock to Deanna Slater for consulting services rendered, Joe Pickell and Elaine Leonard pursuant to a share purchase agreement, and D. Scott Elliott for consulting services rendered. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On July 16, 2004, we issued 8,025,211 restricted shares of common stock to Sunil Nariani for an attempted acquisition. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On August 27, 2004, we issued 42,857,143 restricted shares of common stock to Julie Maranto for an attempted acquisition. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On February 18, 2005, we issued 4,500,000 restricted shares of common stock to Gary F. Kimmons for services rendered. Such shares were transferred to Damien Lance Kimmons. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On May 26, 2005, we issued 18,500,000 restricted shares of common stock to Gordon Jones and Sheila Testa for consulting services rendered, Alan Howarth for an attempted acquisition, and Gary F. Kimmons for services rendered pursuant to an employment agreement. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On July 12, 2005, we issued 215,625 restricted shares of common stock to Wade Brooks for services rendered, and Stephen Elderkin for an attempted acquisition. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On September 28, 2005, we issued 50,000 restricted shares of common stock to Meir Duke and Sharon Shayner for consulting services rendered. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On November 21, 2005, we issued 9,999,999 restricted shares of common stock to Steven Reuther and Samuel Mauro in consideration for the attempted acquisition of their shares of Tropical Printing LLC. The issuance was valued at $.045 per share or $450,000. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. These shares were subsequently canceled and the attempted acquisition terminated.

On January 16, 2006, we issued 7,800,000 restricted shares of common stock to Clarence Urban, Stephen Urban,and Aaron Urban in consideration for an attempted acquisition. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. These shares were subsequently canceled and the attempted acquisition terminated.

On February 16, 2006, we issued 100,000 restricted shares of common stock to Lori Doughty as a performance bonus for services rendered. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On April 18, 2006, we entered into a Securities Purchase Agreement for a total subscription amount of $2,000,000 that included Stock Purchase Warrants and Callable Secured Convertible Notes with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millenium Capital Partners II, LLC. The initial funding of $700,000 was completed on April 18, 2006 with the following parties and evidenced by callable secured convertible notes: AJW Partners, LLC invested $77,700; AJW Offshore, Ltd. invested $413,350; AJW Qualified Partners, LLC invested $199,500 and New Millenium Capital Partners II, LLC invested $9,450. The parties received the following amount of warrants: AJW Capital Partners, LLC - 3,330,000 warrants; AJW Offshore, Ltd. 17,715,000 warrants; AJW Qualified Partners, LLC - 8,550,000 warrants; and New Millenium Capital Partners II, LLC - 405,000. The callable secured convertible notes are convertible into shares of our common stock based upon an average of the lowest three intra-day trading prices of our common stock during the 20 days immediately prior to the conversion date multiplied by a discount of 40%.

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The exercise price of the warrants is $.10 per share. Under the terms of the callable secured convertible note and the related warrants, the callable secured convertible notes and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of callable secured convertible notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934.

After we filed the registration statement in conjunction with the April 18, 2006 financing, we received an additional $600,000 (evidenced by a Callable Secured Convertible Note). As our registration statement became effective there was a final funding commitment of $700,000 (evidenced by a Callable Secured Convertible Note).

On March 30, 2007 we entered into a Securities Purchase Agreement with for a total subscription amount of $165,000 that includes Stock Purchase Warrants and Callable Secured Convertible Notes with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC. The funding of $165,000 was completed on March 30, 2007 with the following parties and evidenced by callable secured convertible notes: AJW Partners, LLC invested $8,250; AJW Offshore, Ltd. invested $132,000; AJW Qualified Partners, LLC invested $19,800 and New Millenium Capital Partners II, LLC invested $4,950. The parties received the following amount of warrants: AJW Capital Partners, LLC - 75,000 warrants; AJW Offshore, Ltd. -1,200,000 warrants; AJW Qualified Partners, LLC - 180,000 warrants; and New Millenium Capital Partners II, LLC - 45,000. The callable secured convertible notes are convertible into shares of our common stock based upon an average of the lowest three intra-day trading prices of our common stock during the 20 days immediately prior to the conversion date multiplied by a discount of 40%. The exercise price of the warrants is $.0016 per share.

Under the Securities Purchase Agreement, we are obligated to pay all costs and expenses incurred by us in connection with the negotiation, preparation and delivery of the transaction documents, as well as the costs associated with registering the common shares underlying the Notes being offered in this Prospectus.

The convertible notes and the warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The note holders set forth above were each sophisticated investors and had access to information normally provided in a prospectus regarding us. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the note holders set forth above had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

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ITEM 27.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits:

The following exhibits are filed as part of this registration statement:

EXHIBIT	DESCRIPTION

3.1	Articles of Incorporation and Amendments (1)
3.2	By-Laws (1)
4.1	2006 Stock Option Plan (1)
4.2	2005 Stock Option Plan (1)
5.1	Opinion and Consent of Anslow & Jaclin, LLP
10.1	Subscription Agreement for $165,000 Financing (1)
10.2	Form of Convertible Note (1)
10.3	Form of Class A Common Stock Purchase Warrant (1)
10.4	Form of Class B Common Stock Purchase Warrant (1)
10.5	Form of Class C Common Stock Purchase Warrant (1)
10.6	Form of Class D Common Stock Purchase Warrant (1)
10.7 23.1	Gary Kimmons Employment Agreement (1) Consent of Webb & Co., P.A.
23.2	Consent of Malone & Bailey, PC Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on signature page of Registration Statement)

(1) Filed with the Company's Form SB-2 Registration Statement on May 5, 2005 (SEC File No. 333-124667).
(2) Filed with Amendment No. 1 to Form SB-2 Registration Statement on June 22, 2005 (SEC File No. 333-124667).
(3) Filed with Amendment No. 2 to Form SB-2 Registration Statement on September 20, 2005 (SEC File No. 333-124667).

ITEM 28.	UNDERTAKINGS.

(A)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	nclde any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ~{!0~}Calculation of Registration Fee~{!1~} table in the effective registration statement; and

(iii)
Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Undertaking Required by Regulation S-B, Item 512(e).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(C) Undertaking Required by Regulation S-B, Item 512(f)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant~{!/~}s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 30th day of May, 2007.

M POWER ENTERTAINMENT INC.

By:	/S/ GARY F. KIMMONS
GARY F. KIMMONS
Chairman of the Board of Directors, President, Chief Executive Officer and Chief Financial Officer

Table of content
POWER OF ATTORNEY

The undersigned directors and officers of M Power Entertainment, Inc. hereby constitute and appoint Gary F. Kimmons, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys- in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
.

SIGNATURE	TITLE	DATE
/S/ GARY F. KIMMONS GARY KIMMONS	Chairman of the Board of Directors, President, Chief Executive Officer and Chief Financial Officer (Principal Accounting Officer)	May 30, 2007
/S/ KATHRYN KIMMONS KATHRYN KIMMONS	Secretary and Director	May 30, 2007
/S/ LANCE KIMMONS LANCE KIMMONS	Director	May 30, 2007

ANSLOW & JACLIN, LLP	RICHARD I. ANSLOW
Counselors at Law	EMAIL: RANSLOW@ANSLOWLAW.COM

GREGG E. JACLIN
EMAIL: GJACLIN@ANSLOWLAW.COM